EXHIBIT 10.9

                                                           [EXECUTION VERSION]
                                                           -------------------



                          FIRST AMENDED AND RESTATED
                               CREDIT AGREEMENT



                                     Among


                           TETRA TECHNOLOGIES, INC.
                                 as Borrower,


                          THE FINANCIAL INSTITUTIONS
                        NAMED IN THIS CREDIT AGREEMENT
                                   as Banks,

                                      and

                            BANK OF AMERICA, N.A.,
                            as Agent for the Banks



                                 $100,000,000



                                 May 12, 2000




                                 Arranged by:

                      BANC OF AMERICA SECURITIES, L.L.C.

                               TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS.................................1
      1.1   CERTAIN DEFINED TERMS............................................1
      1.2   COMPUTATION OF TIME PERIODS.....................................20
      1.3   ACCOUNTING TERMS; PREPARATION OF FINANCIALS.....................20
      1.4   TYPES...........................................................20
      1.5   INTERPRETATION..................................................20

ARTICLE 2.  CREDIT FACILITIES...............................................21
      2.1   REVOLVING LOAN FACILITY.........................................21
      2.2   LETTER OF CREDIT FACILITY.......................................23
      2.3   TERM LOAN FACILITY..............................................26
      2.4   FEES............................................................28
      2.5   INTEREST........................................................28
      2.6   BREAKAGE COSTS..................................................31
      2.7   INCREASED COSTS.................................................32
      2.8   ILLEGALITY......................................................32
      2.9   MARKET FAILURE..................................................33
      2.10  ADVANCING AND PAYMENTS GENERALLY; COMPUTATIONS..................33
      2.11  TAXES...........................................................36

ARTICLE 3.  CONDITIONS PRECEDENT............................................37
      3.1   CONDITIONS PRECEDENT TO AMENDMENT AND RESTATEMENT...............37
      3.2   CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT................38

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES..................................38
      4.1   ORGANIZATION....................................................38
      4.2   AUTHORIZATION...................................................38
      4.3   ENFORCEABILITY..................................................38
      4.4   ABSENCE OF CONFLICTS AND APPROVALS..............................39
      4.5   INVESTMENT COMPANIES............................................39
      4.6   PUBLIC UTILITIES................................................39
      4.7   FINANCIAL CONDITION.............................................39
      4.8   CONDITION OF ASSETS.............................................39
      4.9   LITIGATION......................................................40
      4.10  SUBSIDIARIES AND AFFILIATES.....................................40
      4.11  LAWS AND REGULATIONS............................................40
      4.12  ENVIRONMENTAL COMPLIANCE........................................40
      4.13  ERISA...........................................................40
      4.14  TAXES...........................................................41
      4.15  TRUE AND COMPLETE DISCLOSURE....................................41
      4.16  YEAR 2000.......................................................41

ARTICLE 5.  COVENANTS.......................................................41
      5.1   ORGANIZATION; MAINTENANCE OF PROPERTIES.........................41

      5.2   REPORTING.......................................................42
      5.3   INSPECTION......................................................44
      5.4   USE OF PROCEEDS.................................................44
      5.5   FINANCIAL COVENANTS.............................................45
      5.6   DEBT............................................................46
      5.7   LIENS...........................................................46
      5.8   OTHER OBLIGATIONS...............................................46
      5.9   CORPORATE TRANSACTIONS..........................................46
      5.10  DISTRIBUTIONS...................................................48
      5.11  TRANSACTIONS WITH AFFILIATES....................................48
      5.12  INSURANCE.......................................................48
      5.13  INVESTMENTS.....................................................49
      5.14  LINES OF BUSINESS; DISTRIBUTION.................................49
      5.15  COMPLIANCE WITH LAWS............................................49
      5.16  ENVIRONMENTAL COMPLIANCE........................................49
      5.17  ERISA COMPLIANCE................................................49
      5.18  PAYMENT OF CERTAIN CLAIMS.......................................49
      5.19  SUBSIDIARIES....................................................50
      5.20  FURTHER ASSURANCES..............................................50
      5.21  MANAGEMENT......................................................50
      5.22  FOREIGN SUBSIDIARIES............................................50
      5.23  BANK ACCOUNTS...................................................51
      5.24  POST CLOSING ITEMS..............................................51

ARTICLE 6.  DEFAULT AND REMEDIES............................................51
      6.1   EVENTS OF DEFAULT...............................................51
      6.2   TERMINATION OF COMMITMENTS......................................53
      6.3   ACCELERATION OF CREDIT OBLIGATIONS..............................53
      6.4   CASH COLLATERALIZATION OF LETTERS OF CREDIT.....................53
      6.5   DEFAULT INTEREST................................................53
      6.6   RIGHT OF SETOFF.................................................53
      6.7   ACTIONS UNDER CREDIT DOCUMENTS..................................54
      6.8   REMEDIES CUMULATIVE.............................................54
      6.9   APPLICATION OF PAYMENTS.........................................54

ARTICLE 7.  THE AGENT AND THE ISSUING BANK..................................55
      7.1   AUTHORIZATION AND ACTION........................................55
      7.2   RELIANCE, ETC...................................................55
      7.3   AFFILIATES......................................................56
      7.4   BANK CREDIT DECISION............................................56
      7.5   EXPENSES........................................................56
      7.6   INDEMNIFICATION.................................................56
      7.7   SUCCESSOR AGENT AND ISSUING BANK................................57

ARTICLE 8.  MISCELLANEOUS...................................................57
      8.1   EXPENSES........................................................57
      8.2   INDEMNIFICATION.................................................58

      8.3   MODIFICATIONS, WAIVERS, AND CONSENTS............................58
      8.4   SURVIVAL OF AGREEMENTS..........................................59
      8.5   ASSIGNMENT AND PARTICIPATION....................................59
      8.6   NOTICE..........................................................61
      8.7   CHOICE OF LAW...................................................61
      8.8   FORUM SELECTION.................................................61
      8.9   SERVICE OF PROCESS..............................................61
      8.10  WAIVER OF JURY TRIAL............................................62
      8.11  COUNTERPARTS....................................................62
      8.12  CONFIDENTIALITY.................................................62
      8.13  NO FURTHER AGREEMENTS...........................................62

EXHIBITS

      Exhibit A-1 -      Form of Compliance Certificate
      Exhibit A-2 -      Form of Borrowing Base Certificate
      Exhibit B   -      Form of Borrowing Request
      Exhibit C   -      Form of Continuation/Conversion Request
      Exhibit D-1 -      Form of Revolving Credit Note
      Exhibit D-2 -      Form of Term Loan Note
      Exhibit E   -      Form of Assignment and Acceptance
      Exhibit F   -      Closing Documents List
      Exhibit G   -      Form of Joinder Agreement

SCHEDULES

      Schedule I   -     Administrative Information
      Schedule II  -     Disclosures
      Schedule III -     Add Back Charges

                   FIRST AMENDED AND RESTATED CREDIT AGREEMENT


      This First Amended and Restated Credit Agreement dated as of May 12, 2000 is among TETRA Technologies, Inc., a Delaware corporation, as Borrower, the financial institutions named herein, as Banks, and Bank of America, N.A., as Agent for the Banks, and is arranged by Banc of America Securities, L.L.C., as Lead Arranger and Book Manager.

                                  INTRODUCTION

      A. The Borrower, the Banks and the Agent are parties to the Credit Agreement dated as of April 10, 1997, as amended by Amendment No. 1 dated as of August 31, 1997 and Amendment No. 2 and Waiver dated as of March 29, 1999 (as amended, the "Existing Credit Agreement").

      B. The parties to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement as herein set forth.

      C. To evidence the credit facility requested hereunder, the Borrower, the Agent and the Banks have agreed that this Agreement is an amendment and restatement of the Existing Credit Agreement, not a new or substitute credit agreement or novation of the Existing Credit Agreement.

      Now, therefore, the parties hereto agree as follows:

ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS.

      1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "ACCOUNT DEBTOR" means a Person who is obligated on a Receivable.

      "ACQUISITION" means the direct or indirect purchase or acquisition, whether in one or more related transactions, of any Person or group of Persons or any related group of assets, liabilities, or securities of any Person or group of Persons.

      "ADD-BACK CHARGES" means the consolidated non-cash, non-recurring charges of the Borrower and its Subsidiaries listed on the attached SCHEDULE III charged against the consolidated net income of the Borrower during the periods indicated on such schedule.

      "ADJUSTED CAPITAL EXPENDITURES" means, for each measurement period, the greater of (a) actual consolidated Capital Expenditures (until March 31, 2000, to be calculated net of proceeds received by the Borrower from the 1999 sale of its headquarters office building located in the Woodlands, Texas) or (b) $11,000,000.

      "ADJUSTED EBITDA" means, with respect to the Borrower and for any period of its determination, the sum of (a) the EBITDA of the Borrower and its Subsidiaries that are organized under a jurisdiction of the United States ("Domestic EBITDA") for such period;
(b) the EBITDA of the Subsidiaries of the Borrower that are not organized under a jurisdiction of the United States ("Foreign EBITDA") for such period; PROVIDED that the amount under this clause (b) included in Adjusted EBITDA shall not exceed 30% of the sum of Domestic EBITDA and Foreign EBITDA for such period; and
(c) any Add-Back Charges that were charged against the EBITDA of the Borrower and its Subsidiaries during such period.

      "ADJUSTED PRIME RATE" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and
(b) the Federal Funds Rate in effect on such day plus 0.50%.

      "ADVANCE" means a Revolving Credit Advance or a Term Loan Advance.

      "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

      "AGENT" means Bank of America in its capacity as an agent pursuant to
Article 7 and any successor agent pursuant to Section 7.7.

      "AGENT FEE LETTER" means the confidential letter agreement dated as of February 5, 1997, among the Borrower, NationsBank, N.A. and NationsBanc Montgomery Securities, L.L.C., regarding certain fees owed by the Borrower to NationsBank, N.A. and NationsBanc Montgomery Securities, L.L.C., in connection with this Agreement.

      "AGREEMENT" means this Credit Agreement.

      "APPLICABLE LENDING OFFICE" means, with respect to each Bank and for any particular type of transaction, the office of such Bank set forth in SCHEDULE I to this Agreement (or in the applicable Assignment and Acceptance by which such Bank joined this Agreement) as its applicable lending office for such type of transaction or such other office of such Bank as such Bank may from time to time specify in writing to the Borrower and the Agent for such particular type of transaction.

      "APPLICABLE MARGIN" means, with respect to interest rates, letter of credit fees, commitment fees, and leverage fees and as of any date of its determination, an amount equal to the percentage amount set forth in the table below opposite the applicable ratio of (i) the consolidated Debt of the Borrower as of the end of the fiscal quarter then most recently ended to (ii) the consolidated Adjusted EBITDA of the Borrower for the four fiscal quarters then most recently ended:

DEBT TO ADJUSTED  APPLICABLE MARGIN    APPLICABLE MARGIN     APPLICABLE MARGIN   APPLICABLE MARGIN
EBITDA             LIBOR TRANCHES     PRIME RATE TRANCHES  LETTER OF CREDIT FEES  COMMITMENT FEES
----------------  -----------------   -------------------  ---------------------  ---------------

<1.50                 1.00%                0.00%                     1.00%             0.25%

                                            -2-

>=1.50 but <2.00      1.25%                0.00%                     1.25%             0.25%
>=2.00 but <2.50      1.625%               0.00%                     1.625%            0.25%
>=2.50 but <3.00      2.00%                0.25%                     2.00%             0.375%
>=3.00 but <3.25      2.25%                0.50%                     2.25%             0.50%
>=3.25                2.75%                1.00%                     2.75%             0.50%


Until the delivery of the March 31, 2000, financial statements to the Agent pursuant to Section 5.2(b), the Applicable Margin shall be 2.75% for LIBOR Tranches, 1.00% for Prime Rate Tranches, 2.75% for Letter of Credit Fees, and 0.50% for Commitment Fees. Thereafter, the Agent shall determine the Applicable Margin based upon the most recent financial statements dated as of the end of a fiscal quarter delivered to the Agent pursuant to Section 5.2(b). If such statements are delivered when required hereunder, any adjustment to the Applicable Margin shall become effective on the date of delivery of such financial statements. Upon any change in the Applicable Margin, the Agent shall promptly notify the Borrower and the Banks of the new Applicable Margin. If such financial statements are not delivered when required hereunder, the Applicable Margin shall increase to the maximum percentage amount set forth in the table above from such 45th day until three days after such financial statements are received by the Agent; PROVIDED that such increase shall not limit the Agent's capacity to declare a default under this Agreement.

      "ASSIGNMENT AND ACCEPTANCE" means an Assignment and Acceptance in substantially the form of EXHIBIT E executed by an assignor Bank, an assignee Bank, and the Agent, in accordance with Section 8.5.

      "BANK OF AMERICA" means Bank of America, N.A., in its individual capacity.

      "BANKS" means the lenders listed as Banks on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 8.5(b).

      "BORROWER" means TETRA Technologies, Inc., a Delaware corporation.

      "BORROWER ACCOUNT" means the principal operating account of Borrower with the Agent or any other account of Borrower with the Agent which is designated as Borrower's "Borrower Account" in writing by the Borrower to the Agent.

      "BORROWING" means any Revolving Credit Borrowing or any Term Loan
Borrowing.

      "BORROWING BASE" means, at any date of its determination, the sum of (a) 80% of the book value of the Eligible Receivables of the Borrower and its Subsidiaries plus (b) the lesser of (i) 50% of the lesser of the cost or fair market value of the Eligible Inventory of the Borrower and its Subsidiaries (as reduced by an amount equal to (A) from the date of this Agreement until July 11, 2000, $1,000,000, and (B) thereafter, an amount equal to three months' aggregate rental payments at all Inventory locations for which landlords' lien waivers, in form and substance reasonably satisfactory to the Agent, have not been provided as of the applicable date of determination) and (ii) 80% of the book value of the Eligible Receivables of the Borrower and its Subsidiaries.

      "BORROWING BASE CERTIFICATE" means a borrowing base certificate executed by a Responsible Officer of the Borrower in substantially the form of EXHIBIT A-2.

      "BORROWING BASE TERMINATION CONDITION" means the first Business Day on which:

      (a)(i) the Borrower's consolidated Debt on such day plus $10,000,000 to
(ii) its consolidated Adjusted EBITDA for the four fiscal quarter period ending immediately preceding such day is less than 3.00; and

      (b)(i) the Borrower's consolidated Adjusted EBITDA for the four fiscal quarters ending immediately preceding such day or, before December 31, 2000, the Borrower's consolidated Adjusted EBITDA for the period from January 1, 2000 through the last day of the fiscal quarter ending immediately preceding such day to (ii) consolidated Fixed Charges for such period is 1.25 or greater.

      "BORROWING REQUEST" means a Borrowing Request in substantially the form of EXHIBIT B executed by a Responsible Officer of the Borrower and delivered to the Agent.

      "BUSINESS DAY" means any Monday through Friday during which commercial banks are open for business in Houston, Texas, and Dallas, Texas, and, if the applicable Business Day relates to any LIBOR Tranche, on which dealings are carried on in the London interbank market.

      "BUY BACK ARRANGEMENT" means an arrangement between a Credit Party and an Account Debtor whereby the Credit Party sells certain clear brine fluids to the Account Debtor, with an agreement that the Account Debtor shall resell to the Credit Party any of such chemicals which are recovered by the Account Debtor after their use.

      "CAPITAL EXPENDITURES" means, with respect to any Person and with respect to any period of its determination, the consolidated expenditures of such Person during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of such Person, or any similar fixed asset or long term capitalized asset accounts of such Person, on the consolidated balance sheet of such Person in conformity with GAAP, PROVIDED, that Capital Expenditures shall not include expenditures deemed to occur in connection with Acquisitions made pursuant to Section 5.9.

      "CAPITAL LEASES" means, with respect to any Person, any lease of any property by such Person which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

      "CHANGE OF CONTROL" means, with respect to the Borrower, the direct or indirect acquisition after the date hereof by any Person or related Persons constituting a group of (a) beneficial ownership of issued and outstanding shares of Voting Securities of the Borrower, the result of which acquisition is that such Person or such group possesses 30% or more of the combined voting power of all then-issued and outstanding Voting Securities of the Borrower, or
(b) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of the Borrower.

      "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

      "COLLATERAL" means any property of the Credit Parties subject to a Lien in favor of the Agent securing the Credit Obligations.

      "COMMITMENT" means, for any Bank, its Revolving Credit Commitment or its Term Loan Commitment.

      "COMMONLY CONTROLLED ENTITY" means, with respect to any Person, any other Person which is under common control with such Person within the meaning of
Section 414 of the Code.

      "COMPLIANCE CERTIFICATE" means a compliance certificate executed by a Responsible Officer of the Borrower in substantially the form of EXHIBIT A-1.

      "CONTINUATION/CONVERSION REQUEST" means a Continuation/Conversion Request in substantially the form of EXHIBIT C executed by a Responsible Officer of the Borrower and delivered to the Agent.

      "CREDIT DOCUMENTS" means this Agreement, the Notes, the Agent Fee Letter, the Letter of Credit Documents, the Guaranty, the Security Documents, the Interest Hedge Agreements, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

      "CREDIT OBLIGATIONS" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Agent and the Banks (or with respect to the Interest Hedge Agreements, any Affiliates of the Banks) under this Agreement, the Notes, the Letter of Credit Documents, and the other Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

      "CREDIT PARTIES" means the Borrower and the Guarantors.

      "DEBT" means, with respect to any Person, without duplication, (a) the Credit Obligations, (b) indebtedness of such Person for borrowed money, (c) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (d) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and normal operating liabilities incurred in the ordinary course of business), (e) obligations of such Person as lessee under Capital Leases, (f) obligations of such Person under or relating to letters of credit, guaranties, purchase agreements, or other creditor assurances assuring a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (b) through (e) of this definition, and (g) nonrecourse indebtedness or obligations of others of the kinds referred to in clauses (b) through (f) of this definition secured by any Lien on or in respect of any property of such Person. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause
(f) of the definition of Debt shall be valued at the maximum amount of the contingent liability thereunder and the amount of any Debt described in clause
(g) that is not covered by clause (f) shall be valued at the lesser of the amount of the Debt secured or the book value of the property securing such Debt.

      "DEBT SERVICE" means, with respect to any Person and for any period of its determination, (a) the interest expense of such Person for such period, including interest expense allocable to Capital Leases, plus (b) the scheduled and required principal payments of Debt of such Person for such period, including scheduled principal payments allocable to Capital Leases.

      "DEFAULT" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

      "DEFAULT RATE" means, with respect to any amount due hereunder, a per annum interest rate equal to (a) if such amount is either outstanding principal accruing interest based upon a rate established elsewhere in this Agreement or accrued but unpaid interest thereon, the sum of (i) the interest rate established elsewhere in this Agreement from time to time for such principal amount, including any applicable margin, plus (ii) 2.00% per annum or (b) in all other cases, the Adjusted Prime Rate in effect from time to time plus the Applicable Margin for Prime Rate Tranches in effect from time to time plus 2.00% per annum.

      "DERIVATIVES" means any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.

      "DIVIDEND PAYMENTS" means, with respect to any Person and for any period of its determination, any cash dividends paid by such Person on the common, preferred, or other capital stock of such Person during such period plus any amounts paid by such Person for the purchase, redemption, retirement, or other acquisition of any of such Person's capital stock during such period.

      "DIVISION" means the "Chemicals" or "Oil and Gas Services" operating division of the Borrower.

      "DOLLARS OR $" means lawful money of the United States of America.

      "EBITDA" means, with respect to any Person and for any period of its determination, the consolidated net income of such Person for such period (exclusive of any extraordinary gains), plus the consolidated interest expense, income taxes, and depreciation and amortization of such Person for such period.

      "ELIGIBLE ASSIGNEE" means, with respect to any assignment hereunder at the time of such assignment, any commercial bank organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof which has primary capital (or its equivalent) of not less than $250,000,000, and which is approved by the Agent and (provided that no Default or Event of Default exists) the Borrower, such approvals not to be unreasonably withheld.

      "ELIGIBLE INVENTORY" means items of Inventory of the Credit Parties held by any Credit Party for sale in the ordinary course of the business of any such Credit Parties (but not including packaging or shipping materials or maintenance supplies) which meet all of the following requirements as determined by the Agent in its sole reasonable discretion:

      (a) such Inventory is owned by a Credit Party, is subject to a perfected security interest in favor of the Agent securing the Credit Obligations, and is subject to no other Lien whatsoever (other than Permitted Liens);

      (b) such Inventory consists of raw materials or finished goods and does not consist of work-in-process, supplies or consigned goods;

      (c) such Inventory is in good condition and meets all standards applicable to such goods, their use or sale imposed by any governmental agency, or department or division thereof, having regulatory authority over such matters;

      (d) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of a Credit Party's business;

      (e) such Inventory is not slow moving, obsolete or returned or repossessed or used goods taken in trade;

      (f) such Inventory is located in the United States and at one of the locations listed in the Security Agreements except as otherwise disclosed in writing to and consented to by the Agent;

      (h) such Inventory is in the possession and control of a Credit Party and not any third party, or, if located in a warehouse or other facility leased by any Credit Party, the warehouseman or lessor has delivered to the Agent a warehouseman's or landlord's waiver and consent in form and substance satisfactory to the Agent; and

      (i) such Inventory, as determined in the Agent's sole reasonable discretion, is not otherwise ineligible.

      "ELIGIBLE RECEIVABLES" means the unpaid portion of a Receivable payable in Dollars to any Credit Party net of any returns, discounts, claims, credits, charges or other allowances, offsets, deductions, counterclaims, disputes or other defenses and reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement which meets all of the following requirements:

      (a) such Receivable is owned by a Credit Party, is subject to a perfected security interest in favor of the Agent securing the Credit Obligations, and is subject to no other Lien whatsoever (other than Permitted Liens);

      (b) the time for payment for such Receivable has not been extended by any Credit Party;

      (c) such Receivable is not unpaid more than 60 days after its due date;

      (d) such Receivable does not arise out of any transaction with any Subsidiary or Affiliate of such Credit Party;

      (e) such Receivable is not owing by an Account Debtor more than 50% of whose then-existing accounts owing to any Credit Party do not meet the requirements for eligibility set forth in clause (c) above;

      (f) if the Account Debtor with respect thereto is located outside of the United States of America, the goods which gave rise to such Receivable were shipped after receipt by such Credit Party from the Account Debtor of an irrevocable letter of credit that (i) has been confirmed by a financial institution acceptable to the Agent, (ii) is in form and substance acceptable to the Agent, (iii) is payable in the full face amount of the face value of the Receivable in Dollars at a place of payment located within the United States, and (iv) has been duly delivered to the Agent;

      (g) such Receivable is not subject to the Assignment of Claims Act of 1940, as amended from time to time, or any applicable law now or hereafter existing similar in effect thereto, as determined in the sole discretion of the Agent, or to any provision prohibiting its assignment or requiring notice of or consent to such assignment, unless such Receivable is duly assigned to the Agent in compliance with all applicable governmental requirements so that the Agent is recognized by the Account Debtor to have all of the rights of an assignee of such Receivable;

      (h) such Credit Party is not in breach of any express or implied representation or warranty with respect to the goods the sale of which gave rise to such Receivable;

      (i) the Account Debtor with respect to such Receivable is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might, in the Agent's sole reasonable judgment, cause a material adverse effect on the financial condition of such Account Debtor;

      (j) the goods the sale of which gave rise to such Receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not (except for goods which are the subject of a Buy Back Arrangement) on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding, and such goods have not been returned (except for goods which are the subject of a Buy Back Arrangement) or rejected;

      (k) such Receivable is not owing by an Account Debtor who, individually or along with a group of Affiliates of such Account Debtor, has then-existing accounts owing to the Credit Parties which exceed in face amount 20% of total Eligible Receivables of either Division, to the extent of such excess;

      (l) such Receivable is evidenced by an invoice or other documentation in form acceptable to the Agent containing only terms normally offered by any Credit Party, and dated no later than the date of shipment;

      (m) such Receivable is a valid, legally enforceable obligation of the Account Debtor with respect thereto;

      (n) if such Receivable arises from the performance of services, such services have been fully performed;

      (o) such Receivable is subject to a security interest, which is perfected as to such Receivable, and is subject to no other Lien whatsoever other than a Permitted Lien and the goods giving rise to such Receivable were not, at the time of the sale thereof, subject to any Lien other than a Permitted Lien; and

      (p) such Receivable, as determined in the Agent's sole reasonable discretion, is not otherwise ineligible.

      "ENVIRONMENTAL LAW" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of Persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to their environment.

      "EQUITY ISSUANCE" means any issuance of equity securities (including any preferred equity securities) by the Borrower or any of its Subsidiaries other than (a) equity securities issued to the Borrower or one of its Subsidiaries;
(b) equity securities issued pursuant to employee benefit or dividend reinvestment plans in the ordinary course of business; and (c) equity securities issued as consideration in connection with any investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "EVENT OF DEFAULT" has the meaning specified in Section 6.1.

      "EXISTING CREDIT AGREEMENT" has the meaning set forth in the introduction to this Agreement.

      "EXISTING LETTERS OF CREDIT" means the standby letters of credit issued by the Issuing Bank for the account of the Borrower prior to the date of this Agreement which are listed in the attached SCHEDULE II.

      "FEDERAL FUNDS RATE" means, for any period, a fluctuating per annum interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

      "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System or any of its successors.

      "FIXED CHARGES" means with respect to any Person and for any period of its determination, the sum of (a) the consolidated Debt Service of such Person for such period, plus (b) the Adjusted Capital Expenditures of such Person for such period, plus (c) the consolidated Dividend Payments of such Person for such period.

      "FLEET MORTGAGES" means the First Preferred Fleet Mortgages made by the Borrower in favor of the Agent securing the Credit Obligations.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of
Section 1.3.

      "GUARANTOR" means (a) the Subsidiaries of the Borrower listed in SCHEDULE II that have executed the Guaranty, and (b) any future Subsidiaries of the Borrower that join the Guaranty pursuant to Section 5.19.

      "GUARANTY" means the Guaranty dated as of May 12, 2000, made on and after the date of this Agreement by certain Subsidiaries of the Borrower in favor of the Agent guaranteeing the Credit Obligations.

      "HAZARDOUS MATERIALS" means any substance or material identified as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and as now or hereafter in effect; any substance or material regulated as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended and as now or hereafter in effect; and any substance or material designated as a hazardous substance or hazardous waste pursuant to any other Environmental Law.

      "HIGHEST LAWFUL RATE" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the relevant Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. The "Highest Lawful Rate" under this Agreement shall be the indicated rate ceiling under Section 303.305(b) of the Texas Finance Code, any other lawful rate ceiling exceeds the rate ceiling so determined, and then the higher rate ceiling shall apply.

      "INTEREST HEDGE AGREEMENTS" means any swap, hedge, cap, collar, or similar arrangement between the Borrower and any Bank (or any Affiliate of any Bank) providing for the exchange of risks related to price changes in the interest rate on the Advances under this Agreement.

      "INTEREST PERIOD" means, with respect to each LIBOR Tranche, the period commencing on the date of such LIBOR Tranche and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select in the applicable Borrowing Request or Continuation/Conversion Request (unless there shall exist any Default or Event of Default, in which case the Borrower may only select one month Interest Periods); provided, however, that:

      (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

      (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

      (c) the Borrower may not select an Interest Period for any for any LIBOR Tranche which ends after any date when outstanding principal amounts of any Loan must be repaid unless, after giving effect to such selection, the aggregate outstanding principal amount of Prime Rate Tranches under such Loan and LIBOR Tranches under such Loan having Interest Periods which end on or before such repayment date shall be equal to or greater than the principal amount due and payable on such date (and therefore in no event shall any Interest Period for any LIBOR Tranche extend beyond the applicable maturity date).

      "INITIAL FINANCIAL STATEMENTS" means the financial statements of the Borrower referred to in Section 4.7(a).

      "INVENTORY" means and includes, as to any Person, all of such Person's then owned or existing and future acquired or arising (a) goods intended for sale or lease or for display or demonstration, (b) work in process, and (c) raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of goods or otherwise used or consumed in the conduct of business.

      "ISSUING BANK" means Bank of America and any successor issuing bank pursuant to Section 7.7.

      "LETTER OF CREDIT" means any commercial or standby letter of credit issued by the Issuing Bank for the account of the Borrower pursuant to the terms of this Agreement, including the Existing Letters of Credit.

      "LETTER OF CREDIT APPLICATION" means the Issuing Bank's standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by a Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

      "LETTER OF CREDIT APPLICATION AMENDMENT" means the Issuing Bank's standard form application to amend a letter of credit for either a commercial or standby letter of credit, as the case may be, which has been executed by a Borrower and accepted by the Issuing Bank in connection with the increase or extension of a Letter of Credit.

      "LETTER OF CREDIT COLLATERAL ACCOUNT" means a special cash collateral account pledged to the

Agent containing cash deposited pursuant to Section 6.4 to be maintained with the Agent in accordance with Section 2.2(f).

      "LETTER OF CREDIT DOCUMENTS" means all Letters of Credit, Letter of Credit Applications, Letter of Credit Application Amendments, and agreements, documents, and instruments entered into in connection with or relating thereto.

      "LETTER OF CREDIT EXPOSURE" means, as of any date of its determination, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate of the reimbursement obligations of the Borrower under the Letter of Credit Applications and this Agreement.

      "LETTER OF CREDIT SUBLIMIT" means $10,000,000.

      "LIBOR" means, for any LIBOR Tranche for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Tranche for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

      "LIBOR TRANCHE" shall mean any Tranche which bears interest based upon the LIBOR, as determined in accordance with Section 2.5.

      "LIEN" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

      "LOAN" means a Revolving Credit Loan or a Term Loan.

      "MAJORITY BANKS" means, at any time, Banks holding more than 66_% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, "Majority Banks" shall mean Banks having more than 66_% of the aggregate amount of the Commitments at such time.

      "MATERIAL ADVERSE EFFECT" means any material and adverse change in or effect on (a) the consolidated assets, liabilities, financial condition, business, operations, affairs, or circumstances of the Borrower from those reflected in the most recent financial statements furnished by the Borrower pursuant to Section 5.2(a) or from the facts represented or warranted in this Agreement or any other

Credit Document, or (b) the ability of the Borrower to carry out its business or to meet its obligations under the Notes, this Agreement, or any other Credit Document to which it is a party on a timely basis.

      "MEXICAN PLEDGE AGREEMENTS" means the Pledge Agreements dated as of August 31, 1997, as amended as of the date hereof, made by each of Tetra International, Inc., a Delaware corporation, PFI Corporation, a Delaware corporation, and the Borrower in favor of the Agent, pledging the stock of the Mexican Subsidiaries of such Pledgors as security for the Credit Obligations.

      "MINIMUM BORROWING AMOUNT" means, with respect to any Borrowing, $1,000,000.

      "MINIMUM BORROWING MULTIPLE" means $500,000.

      "MINIMUM TRANCHE AMOUNT" means, with respect to any Tranche, $1,000,000.

      "MINIMUM TRANCHE MULTIPLE" means $500,000.

      "MORTGAGES" means (a) the Deeds of Trust, Security Agreements, Fixture Filings, and Assignments of Rents made by the Borrower in favor of the Agent securing the Credit Obligations, and (b) any other deed of trust, mortgage, or similar instrument granting the Agent a security interest in real property to secure the Credit Obligations.

      "NET CASH PROCEEDS" means:

      (a) with respect to any sale, transfer, or other disposition of any of the Property of any Credit Party (including the sale or transfer of stock or other equity interest by such Credit Party and property insurance proceeds), all cash and investments described in clauses (e) through (h) of the definition of Permitted Investments received by any Credit Party from such sale, transfer, or other disposition after, without duplication, (i) payment of, or provision for, all brokerage commissions, legal fees, accounting fees, and other reasonable out-of-pocket fees and expenses actually incurred; (ii) payment of, or provision for, taxes payable as a result of such disposition, (iii) payment of any outstanding obligations relating to such Property paid in connection with any such sale, transfer, or other disposition; and (iv) recording of the amount of reserves required in accordance with GAAP for indemnity or similar obligations of the Credit Parties directly related to such sale, transfer, or other disposition and

      (b) with respect to the issuance of any Equity Issuance, all cash received by the Borrower or any of its Subsidiaries from such Equity Issuance after payment of or deduction for (i) all underwriter's or placement agent's discounts and fees and (ii) reasonable legal, accounting, and other fees and expenses of the Borrower or such Subsidiary incurred in connection with the issuance of any such securities.

      "NET WORTH" means, with respect to any Person and as of any date of its determination, the excess of (a) the assets of such Person over (b) the liabilities of such Person.

      "NOTE" means a Revolving Credit Note or a Term Loan Note.

      "PBGC" means Pension Benefit Guaranty Corporation or its successor.

      "PERMITTED DEBT" means all of the following Debt:

      (a)   Debt outstanding under the Credit Documents;

      (b) Debt in the form of borrowed money set forth in the Initial Financial Statements and in SCHEDULE II hereto and any extensions, renewals, or replacements of the foregoing which do not increase the outstanding principal amount thereof at the time of such extension, renewal, or replacement;

      (c) Debt in the form of purchase money indebtedness arising in the ordinary course of business, and Debt assumed in connection with any Acquisition of Property of any Person pursuant to Section 5.9, and any extensions, renewals, or replacements of the foregoing which do not increase the outstanding principal amount thereof at the time of such extension, renewal, or replacement; PROVIDED that such Debt does not exceed an aggregate outstanding amount equal to the following: (i) $5,000,000 and (ii) on December 31, 2000 and thereafter, when the maximum ratio for Debt to Adjusted EBITDA as permitted by Section 5.5(a) reduces to 3.00 to 1.00 as provided therein, such dollar amount shall be increased to $15,000,000; PROVIDED that for any such increase to become effective, the Compliance Certificate delivered by the Borrower with respect to the fiscal quarter ended December 31, 2000, shall demonstrate compliance with the requirements of Section 5.5(a); and

      (d) Debt in the form of loans and advances made by the Borrower and Subsidiaries of the Borrower to Subsidiaries of the Borrower to the extent permitted by Section 5.13.

      "PERMITTED INVESTMENTS" means all of the following investments:

      (a) advances to or investments in Subsidiaries of the Borrower that hold substantially all of their assets in the United States and are Guarantors, including such investments occurring in connection with Acquisitions permitted under Section 5.9;

      (b) investments in Persons (other than those described in clause (a) above) PROVIDED that the aggregate outstanding amount of all such investments during any fiscal quarter shall not exceed 20% of the Borrower's consolidated Net Worth as of the end of the fiscal quarter most recently ended, and PROVIDED further that the aggregate outstanding amount of all such investments during any fiscal quarter in Persons which are joint ventures or which are not wholly-owned Subsidiaries of the Borrower shall not exceed 10% of the Borrower's consolidated Net Worth as of the end of the fiscal quarter most recently ended, including, in each case, such investments occurring in connection with Acquisitions permitted under Section 5.9;

      (c) investments set forth in SCHEDULE II hereto;

      (d) investments in the form of loans, guaranties, open accounts, and other extensions of trade credit in the ordinary course of business;

      (e) investments in commercial paper and bankers' acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition are rated A-2 or better by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and P-2 or better by Moody's Investors Service, Inc;

      (f) investments in direct obligations of the United States, or investments in any Person which investments are guaranteed by the full faith and credit of the United States, in either case maturing in twelve months or less from the date of acquisition thereof;

      (g) investments in time deposits or certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus, and undivided profits aggregating at least $250,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A-2 by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or Prime-2 by Moody's Investors Service, Inc.; and

      (h) investments in money market funds holding only obligations of the types described in clauses (e)-(g) above and repurchase agreements having a term of less than one year that are fully collateralized by obligations of the type described in clauses (e)-(g) above provided that such repurchase agreements are entered into with banks or trust companies described in clause (g).

In valuing any investments for the purpose of applying the limitations set forth in this Agreement, the amount of such investments shall be determined from the consolidated balance sheets of the Borrower.

      "PERMITTED LIENS" means all of the following Liens:

      (a) Liens securing the Credit Obligations;

      (b) Liens described in SCHEDULE II attached hereto provided that no such Lien is spread to cover any additional property or indebtedness;

      (c) Liens covering Property other than accounts receivable or inventory (as such terms are defined in the Texas Uniform Commercial Code) of any Restricted Entity, securing purchase money debt permitted under clause (c) of the definition of Permitted Debt, including Liens on such Property acquired by any Restricted Entity in accordance with Section 5.9, provided that no such Lien is spread to cover any such Property not purchased or leased in connection with the incurrence of such Debt; and

      (d) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of the assets of any Restricted Entity or materially interfere with the business of any Restricted Entity, including to the extent they meet the foregoing requirements,
(i) Liens for taxes, assessments, or other governmental charges or levies; (ii) Liens in connection with worker's compensation, unemployment insurance, or other social security, old age pension, or public liability obligations; (iii) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature; (iv) Liens in the form of landlords', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction, or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property; and (v) Liens in the form of zoning restrictions, easements, licenses, and other restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of any Restricted Entity or the value of such property.

      "PERMITTED SALE" has the meaning assigned to such term in Section 5.9(d) of this Agreement.

      "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

      "PLAN" means any (a) employee medical benefit plan under Section 3(1) of ERISA, (b) employee pension benefit plan under Section 3(2) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, and (d) employee account benefit plan under Section 3(2) of ERISA.

      "PLEDGE AGREEMENTS" means the U. S. Pledge Agreements, the Mexican Pledge Agreements and the U.K. Pledge Agreements, together with any Pledge Agreements made by any Restricted Entity under Section 5.22 with respect to the stock of certain future Subsidiaries of the Restricted Entities which are not Guarantors.

      "PLEDGORs" means Tetra International, Inc., a Delaware corporation, PFI Corporation, a Delaware corporation, and the Borrower, together with any other Restricted Entity that executes a Pledge Agreement under Section 5.22.

      "PRIME RATE" means, for any day, the fluctuating per annum interest rate in effect on such day equal to the rate of interest publicly announced by the Agent as its prime rate, whether or not the Borrower has notice thereof.

      "PRIME RATE TRANCHE" shall mean any Tranche which bears interest based upon the Adjusted Prime Rate, as determined in accordance with Section 2.5.

      "PROHIBITED TRANSACTION" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

      "PROPERTY" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

      "RATABLE SHARE" OR "PRO RATA SHARE" means, at any time with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank's Commitments at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

      "RECEIVABLES" means and includes, as to any Person, all of such Person's then owned or existing and future acquired or arising (a) accounts, (b) chattel paper (including, without limitation, installment sales contracts and personal property leases), (c) contract rights, (d) rights to the payment of money or other forms of consideration of any kind including, but not limited to, letters of credit and the right to receive payment thereunder, tax refunds, insurance proceeds, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities in whatever form from any Person and guaranties, security and Liens securing payment thereof, and (e) cash and non-cash proceeds of any of the foregoing.

      "RELATED PARTIES" means, with respect to any Person, such Person's stockholders, directors, officers, employees, agents, Affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents, and, with respect to any Person that is an individual, such Person's family relations and heirs.

      "REPORTABLE EVENT" means any of the events set forth in Section 4043 of ERISA.

      "RESPONSIBLE OFFICER" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer, or any other officer of such Person designated by any of the foregoing in writing from time to time.

      "RESTRICTED ENTITIES" means the Borrower and each Subsidiary of the Borrower.

      "REVOLVING CREDIT ADVANCE" means an advance of principal made by a Bank under any Revolving Credit Borrowing.

      "REVOLVING CREDIT BORROWING" means any aggregate amount of principal advanced on the same day and pursuant to the same Borrowing Request under the revolving credit facility created in Section 2.1.

      "REVOLVING CREDIT COMMITMENT" means, for any Bank, the amount set forth below such Bank's name on the signature pages of this Agreement as its Revolving Credit Commitment, or if such Bank has entered into any Assignment and Acceptance since the date of this Agreement, as set forth for such Bank as its Revolving Credit Commitment in the Register maintained by the Agent pursuant to
Section 8.5(c), in each case, as such amount may be reduced pursuant to Section 2.1(b) or terminated pursuant to Section 6.2.

      "REVOLVING CREDIT COMMITMENT TERMINATION DATE" means March 31, 2002.

      "REVOLVING CREDIT LOAN" means the aggregate outstanding principal amount of the Revolving Credit Borrowings.

      "REVOLVING CREDIT MATURITY DATE" means March 31, 2002.

      "REVOLVING CREDIT NOTE" means a promissory note of the Borrower payable to the order of a Bank, in substantially the form of EXHIBIT D-1, evidencing the indebtedness of the Borrower to such Bank resulting from Revolving Credit Advances made by such Bank to the Borrower.

      "SECURITY AGREEMENTS" means (a) the Security Agreement dated as of May 12, 2000 made by the Borrower in favor of the Agent granting the Agent a security interest in certain personal property of the Borrower to secure the Credit Obligations; (b) the Security Agreement dated as of May 12, 2000 made by the Borrower's domestic Subsidiaries in favor of the Agent granting the Agent a security interest in certain personal property of such Subsidiaries to secure the Credit Obligations; and (c) any other security agreement or similar instrument granting the Agent a security interest in the personal property of a Credit Party to secure the Credit Obligations.

      "SECURITY DOCUMENTS" means the Pledge Agreements, the Security Agreements, the Mortgages, the Fleet Mortgages, and any other document creating, perfecting, publishing notice of, or consenting to Liens in favor of the Agent securing the Credit Obligations.

      "SUBSIDIARY" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such person.

      "TERM LOAN" means the loan made to the Borrower under the lending commitment created under Section 2.3(a).

      "TERM LOAN ADVANCE" means an advance of principal made by a Bank under the Term Loan Borrowing.

      "TERM LOAN BORROWING" means the aggregate amount of principal advanced pursuant to the Borrowing Request under the term loan facility created under
Section 2.3.

      "TERM LOAN BORROWING BASE" means, on any date of its determination, the sum of (a) 75% of the appraised fair market value of the Borrower's real estate and fixtures subject to a Mortgage and no Liens other than Permitted Liens and
(b) 75% of the liquidation value in place of the Borrower's equipment (as defined in the Texas Business and Commerce Code) subject to first perfected security interest in favor of the Agent securing the Credit Obligations (and otherwise subject to no other Lien whatsoever other than those Liens described in paragraph (d) of the definition of Permitted Liens), all as determined by the Agent in its sole reasonable discretion.

      "TERM LOAN COMMITMENT" means, for any Bank, the amount set opposite such Bank's name on the signature pages hereof as its Term Loan Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Term Loan Commitment in the Register maintained by the Agent pursuant to Section 8.5(c).

      "TERM LOAN MATURITY DATE" means March 31, 2002.

      "TERM LOAN NOTE" means a promissory note of the Borrower payable to the order of any Bank in substantially the form of the attached EXHIBIT D-2, evidencing indebtedness of the Borrower to such Bank resulting from the Term Loan Advance of such Bank.

      "TRANCHE" means any tranche of principal outstanding under a Loan accruing interest on the same basis whether created in connection with new advances of principal under such Loan or by the continuation or conversion of existing tranches of principal under such Loan and shall include any Prime Rate Tranche and any LIBOR Tranche.

      "TYPE" has the meaning set forth in Section 1.4.

      "U.K. PLEDGE AGREEMENTS" means the Deeds of Charge Over Shares to be dated as of October 15, 1997, as amended as of the date hereof, made by each of Tetra International, Inc., a Delaware corporation, and the Borrower in favor of the Agent, pledging the stock of the Subsidiaries of such Pledgors which are not Guarantors as security for the Credit Obligations.

      "U.S. PLEDGE AGREEMENTS" means (a) the Pledge Agreement dated as of May 12, 2000 made by the Borrower pledging the equity interests of its domestic Subsidiaries as security for the Credit Obligations; (b) the Pledge Agreement dated as of May 12, 2000 made by certain domestic Subsidiaries of the Borrower, pledging the equity interests of their respective domestic Subsidiaries as security for the Credit Obligations; and (c) any other pledge agreement or similar instrument granting the Agent a security interest in the Borrower's domestic Subsidiaries to secure the Credit Obligations.

      "VOTING SECURITIES" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

      "YEAR 2000 COMPLIANT" means the Credit Parties' material computer applications will, and the Borrower has taken all reasonable steps to obtain assurances from its key vendors and suppliers that their material computer applications adequately address the Year 2000 Problem.

      "YEAR 2000 PROBLEM" means the risk that computer applications used by the Credit Parties (or suppliers, vendors, or customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999.

      1.2 COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

      1.3   ACCOUNTING TERMS; PREPARATION OF FINANCIALS.

      (a) All accounting terms, definitions, ratios, and other tests described herein shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Initial Financial Statements, except as expressly set forth in this Agreement.

      (b) The Restricted Entities shall prepare their financial statements in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Initial Financial Statements, unless otherwise approved in writing by the Agent.

      1.4 TYPES. The "Type" of a Tranche refers to the determination whether such tranche is a LIBOR Tranche or a Prime Rate Tranche.

      1.5 INTERPRETATION. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." Whenever the Borrower has an obligation under this Agreement and the Credit Documents the expense of complying with that obligation shall be an expense of the Borrower unless otherwise specified. Whenever any determination is to be made by the Agent or any Bank, such determination shall be in such Person's sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement and the Credit Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement and the Credit Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement and the Credit Documents, and the remaining provisions shall remain in full force and effect. This Agreement and the Credit Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and any other Credit Documents, this Agreement shall control.

ARTICLE 2.  CREDIT FACILITIES.

      2.1   REVOLVING LOAN FACILITY.

      (a) COMMITMENT. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make Revolving Credit Advances to the Borrower as such Bank's ratable share of Revolving Credit Borrowings requested by the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Credit Commitment Termination Date provided that (i) the outstanding principal amount of Revolving Credit Advances made by such Bank plus such Bank's ratable share of the Letter of Credit Exposure shall not exceed such Bank's Revolving Credit Commitment and (ii) before the Borrowing Base Termination Condition occurs, the outstanding principal amount of the Revolving Credit Loan after giving effect to any Borrowing Request pursuant to which such Bank shall make a Revolving Credit Advance plus the Letter of Credit Exposure shall not exceed the Borrowing Base. On the date this Agreement becomes effective under
Section 3.1, the outstanding principal amount of each Bank's Advances (as defined in the Existing Credit Agreement) less such Bank's Term Loan Commitment shall be automatically converted into, and be deemed to be made as, a Revolving Credit Advance. Except as provided in the prior sentence, Revolving Credit Borrowings must be made in an amount equal to or greater than the applicable Minimum Borrowing Amount and be made in multiples of the Minimum Borrowing Multiple. Within the limits expressed in this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Revolving Credit Borrowings. The indebtedness of the Borrower to the Banks resulting from the Revolving Credit Advances made by the Banks shall be evidenced by Revolving Credit Notes made by the Borrower.

      (b) REDUCTION OF COMMITMENTS. The Borrower shall have the right, upon at least 10 days' irrevocable written notice to the Agent, to terminate in whole or reduce the unused portion of the Commitments (such reductions to be apportioned ratably among each Bank's Commitment); PROVIDED that each partial reduction shall be in the aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof. Any such reduction of the Commitments shall be irrevocable, and amounts by which the Commitments are reduced hereunder shall not be available for Advances following such reduction. Upon reduction of the Commitments under this paragraph, the commitment fee provided for in Section 2.4(b) shall thereafter be computed on the basis of the Commitments, as so reduced. All Advances outstanding on the date of any reduction in the Commitments are subject to prepayment in accordance with Section 2.1(d)(ii) below.

      (c) METHOD OF ADVANCING. Each Revolving Credit Borrowing shall be made pursuant to a Borrowing Request given by the Borrower to the Agent in writing or by telecopy not later than the time required pursuant to Section 2.5(a) to select the interest rate basis for the Revolving Credit Borrowing. Each Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower.

      (d)   PREPAYMENT.

         (i) The Borrower may prepay the outstanding principal amount of the Revolving Loan pursuant to written notice given by the Borrower to the Agent in writing or by telecopy not later than 1:00 p.m. (local time at the Applicable Lending Office of the Agent) (A) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of the Revolving Loan which is comprised of LIBOR Tranches, or (B) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of the Revolving Loan comprised solely of Prime Rate Tranches. Each such notice shall specify the principal amount and the Tranches of the Revolving Loan which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrower. Prepayments of the Revolving Loan shall be made in integral multiples of the Minimum Borrowing Multiple. If the prepayment would cause the aggregate outstanding principal amount of any LIBOR Tranche comprising the Revolving Loan or the aggregate outstanding principal amount of all Prime Rate Tranches comprising the Revolving Loan, to be less than the Minimum Tranche Amount, the prepayment must be in an amount equal to the entire outstanding principal amount of such LIBOR Tranche under the Revolving Loan or the entire outstanding principal amount of all such Prime Rate Tranches under the Revolving Loan, as the case may be. Upon receipt of any notice of prepayment, the Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by the Borrower, the Borrower shall prepay the Revolving Loan in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of the Revolving Loan except as provided in this Section 2.1(d)(i).

        (ii) If the aggregate outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure ever exceeds the Commitment or, before the Borrowing Base Termination Condition occurs, the Borrowing Base, the Borrower shall, to the extent of such excess, immediately prepay to the Agent for the ratable benefit of the Banks the outstanding principal of the Revolving Loan, and, if the Revolving Loan has been repaid in full, make deposits into the Letter of Credit Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that such excess is eliminated.

       (iii) Each prepayment of principal of any LIBOR Tranche under the Revolving Loan pursuant to this Section 2.1(d) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to Section 2.6 as a result of such prepayment.

      (e) REPAYMENT. The Borrower shall pay to the Agent for the ratable benefit of the Banks the aggregate outstanding principal amount of the Revolving Loan on the Revolving Credit Maturity Date.

      2.2   LETTER OF CREDIT FACILITY.

      (a) COMMITMENT FOR LETTERS OF CREDIT. The Issuing Bank shall, on the terms and conditions set forth in this Agreement and for the purposes set forth in
Section 5.4, issue, increase, and extend Letters of Credit at the request of the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Credit Maturity Date provided that (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit and
(ii) the aggregate outstanding principal amount of Revolving Credit Advances plus the Letter of Credit Exposure shall not exceed the aggregate amount of the Commitments or, before the Borrowing Base Termination Condition occurs, the Borrowing Base. No Letter of Credit may have an expiration date later than 12 months after its issuance date, and each Letter of Credit which is self-extending beyond its expiration date must be cancelable upon at least 30 days notice given by the Issuing Bank to the beneficiary of such Letter of Credit. No Letter of Credit may have an expiration date later than 12 months after the Revolving Credit Maturity Date unless approved by the Issuing Bank, the Agent, and the Banks. Each Letter of Credit must be in form and substance acceptable to the Issuing Bank. The indebtedness of the Borrower to the Issuing Bank resulting from Letters of Credit requested by the Borrower shall be evidenced by the Letter of Credit Applications made by the Borrower.

      (b) REQUESTING LETTERS OF CREDIT. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application or Letter of Credit Application Amendment, as applicable, given by the Borrower to the Issuing Bank in writing or by telecopy promptly confirmed in writing, such Letter of Credit Application or Letter of Credit Application Amendment being given not later than 10:00 a.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit. Each Letter of Credit Application or Letter of Credit Application Amendment shall be fully completed and shall specify the information required therein (including the proposed form of the Letter of Credit or change thereto), and shall be irrevocable and binding on the Borrower. The Issuing Bank shall give prompt notice of the Letter of Credit Application or Letter of Credit Application Amendment to the Agent, and the Agent shall promptly inform the Banks of the proposed Letter of Credit or change thereto. Subject to the satisfaction of all applicable conditions precedent, the Issuing Bank shall before close of business on the date requested by the Borrower for the issuance, increase, or extension of such Letter of Credit issue, increase, or extend such Letter of Credit to the specified beneficiary. Upon the date of the issuance, increase, or extension of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a ratable participation in the related Letter of Credit. The Issuing Bank shall notify the Agent of each Letter of Credit issued, increased, or extended and the date and amount of each Bank's participation in such Letter of Credit, and the Agent shall in turn notify the Banks.

      (c REIMBURSEMENTS FOR LETTERS OF CREDIT. With respect to any Letter of Credit and in accordance with the related Letter of Credit Application, the Borrower agrees to pay to the Issuing Bank on demand of the Issuing Bank any amount due to the Issuing Bank under such Letter of Credit Application (provided that fees due with respect to such Letter of Credit shall be payable as specified in Section 2.4(c)). If the Borrower does not pay upon demand of the Issuing Bank any amount due to the Issuing Bank under any Letter of Credit Application, in addition to any rights the

Issuing Bank may have under such Letter of Credit Application, the Issuing Bank may upon written notice to the Agent request the satisfaction of such obligation by the making of a Revolving Credit Borrowing. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Credit Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Issuing Bank. Such Revolving Credit Borrowing shall be comprised of a Prime Rate Tranche. The Agent shall promptly forward notice of such Borrowing to the Borrower and the Banks, and each Bank shall, in accordance with the procedures of Section 2.10, other than limitations on the size of Revolving Credit Borrowings, and notwithstanding the failure of any conditions precedent, make available such Bank's ratable share of such Revolving Credit Borrowing to the Agent, and the Agent shall promptly deliver the proceeds thereof to the Issuing Bank for application to such Bank's share of the obligations under such Letter of Credit. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Issuing Bank to make such requests for Revolving Borrowings on behalf of the Borrower, and the Banks to make Revolving Credit Advances to the Agent for the benefit of the Issuing Bank in satisfaction of such obligations. The Agent and each Bank may record and otherwise treat the making of such Revolving Credit Borrowings as the making of a Revolving Credit Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Credit Borrowing under this
Section 2.2(c) shall not constitute a cure or waiver of any Default or Event of Default caused by the Borrower's failure to comply with the provisions of this Agreement or any Letter of Credit Application.

      (d PREPAYMENTS OF LETTERS OF CREDIT. In the event that any Letters of Credit shall be outstanding according to their terms after the Revolving Credit Maturity Date, the Borrower shall pay to the Agent an amount equal to the Letter of Credit Exposure allocable to such Letters of Credit to be held in the Letter of Credit Collateral Account and applied in accordance with paragraph (g) below.

      (e OBLIGATIONS UNCONDITIONAL. The obligations of the Borrower and each Bank under this Agreement and the Letter of Credit Applications to reimburse the Issuing Bank for draws under Letters of Credit and to make other payments due in respect of Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances, including: (i) any lack of validity or enforceability of any Letter of Credit Document; (ii) any amendment, waiver, or consent to departure from any Letter of Credit Document; (iii) the existence of any claim, set-off, defense, or other right which the Borrower or any Bank may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with the transactions contemplated in this Agreement or any unrelated transaction; (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of the Borrower or any Bank in connection with the Letters of Credit or the Borrower's or such Bank's rights under paragraph (e) below.

      (f LIABILITY OF ISSUING BANK. The Issuing Bank shall not be liable or responsible for: (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency, or genuineness of documents related to Letters of Credit, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (iii) payment by the Issuing Bank against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK'S OWN NEGLIGENCE); except that the Issuing Bank shall be liable to the Borrower or any Bank to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Bank which the Borrower or such Bank proves were caused by (A) the Issuing Bank's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, (B) the Issuing Bank's willful failure to make or delay in making lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit, or (C) the Issuing Bank's negligence in the handling of money.

      (g    LETTER OF CREDIT COLLATERAL ACCOUNT.

         (i If the Borrower is required to deposit funds in the Letter of Credit Collateral Account pursuant to Sections 2.1(d)(ii), 2.2(d) or 6.4, then the Borrower and the Agent shall establish the Letter of Credit Collateral Account and the Borrower shall execute any documents and agreements, including the Agent's standard form assignment of deposit accounts, that the Agent requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Agent and grants the Agent a security interest in the Letter of Credit Collateral Account, whenever established, all funds held in the Letter of Credit Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

        (ii So long as no Event of Default exists, (A) the Agent shall apply the funds held in the Letter of Credit Collateral Account only to the reimbursement of any reimbursement obligations and other obligations under Letter of Credit Documents, (B) the Agent shall release to the Borrower at the Borrower's written request funds held in the Letter of Credit Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Letter of Credit Collateral Account over the Letter of Credit Exposure, and (C) the Agent shall, at the unanimous written direction of the Banks in their sole discretion, at any time release to the Borrower any funds held in the Letter of Credit Collateral Account. During the existence of any Default or Event of Default, the Agent may apply any funds held in the Letter of Credit Collateral Account to any Credit Obligations in any order determined by the Agent, regardless of any Letter of Credit Exposure which may remain outstanding.

       (iii Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Agent or in another investment if mutually agreed upon by the Borrower and the Agent, but the Agent shall have no other obligation to make any other investment of the funds therein. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

      (h EXISTING LETTERS OF CREDIT. Upon the date of the execution of this Agreement, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a ratable participation in each Existing Letter of Credit, which shall thereafter be treated as a Letters of Credit under this Agreement for all purposes. The Issuing Bank shall arrange with the Agent and the Banks to prorate and ratably distribute to the Banks the fees previously paid to the Issuing Bank with respect to such Existing Letters of Credit.

      2.3   TERM LOAN FACILITY.

      (a COMMITMENT FOR TERM LOAN. On the date this Agreement becomes effective under Section 3.1, an amount of each Bank's Advances (as defined in the Existing Credit Agreement) equal to such Bank's Term Loan Commitment shall be automatically converted into, and be deemed to be made as, a Term Loan Advance. The Term Loan Commitment is not revolving and therefore Term Loan Advances that have been made and then prepaid may not be readvanced. The indebtedness of the Borrower to the Banks resulting from the Term Loan Advances made by the Banks shall be evidenced by Term Loan Notes made by the Borrower.

      (b METHOD OF ADVANCING. The Term Loan Borrowing shall be made pursuant to the Borrowing Request given by the Borrower to the Agent in writing or by telecopy not later than the time required pursuant to Section 2.5(a) to select the interest rate basis for the Term Loan Borrowing. The Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower.

      (c    PREPAYMENT.

         (i The Borrower may prepay the outstanding principal amount of Term Loan pursuant to written notice given by the Borrower to the Agent in writing or by telecopy not later than (A) 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of Term Loan which is comprised of LIBOR Tranches, or (B) 11:00 a.m. (local time at the Applicable Lending Office of the Agent) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of Term Loan comprised solely of the Prime Rate Tranche. Each such notice shall specify the principal amount and Tranche or Tranches of Term Loan which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of the Term Loan shall be made in a minimum amount equal to or greater than the Minimum Borrowing Amount, shall not cause any Tranche to be less than the Minimum

      Tranche Amount, and shall not cause the outstanding principal amount of Term Loan to be less than the Minimum Borrowing Amount. Upon receipt of any notice of prepayment, the Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by the Borrower, the Borrower shall prepay Term Loan in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of Term Loan except as provided in this Section 2.3(c)(i).

        (ii The Borrower shall prepay the outstanding principal amount of the Term Loan (A) within 60 days after it has received notice from the Agent that the outstanding principal amount of the Term Loan exceeds the Term Loan Borrowing Base, by at least the amount of such excess; (B) on the Business Day after the closing of sale of any assets (including stock of a Subsidiary of the Borrower) with gross sale proceeds attributable to any single sale (whether in one or more related transactions) of more than $5,000,000, by an amount equal to the Net Cash Proceeds from such sale;
      (C) (i) when an Event of Default has occurred and is continuing, on the first Business Day after the occurrence of such Event of Default or the Borrower's receipt thereof, 100% of the Net Cash Proceeds the Borrower or any of its Subsidiaries receives from a casualty insurance policy or condemnation award, to the extent that the same equals or exceeds $1,000,000, while an Event of Default has occurred and is continuing or received before such occurrence, but has not been reinvested in the replacement assets as of the date of such occurrence and (ii) on the 185th day after receipt of thereof, 100% of the Net Cash Proceeds the Borrower or any of its Subsidiaries receives from an insurance policy or condemnation award that are not reinvested in replacement assets of comparable value and utility (or committed to be so reinvested) within six months after receipt of such insurance proceeds or condemnation award; and
      (D) on the first Business day after the receipt thereof, 50% of the Net Cash Proceeds from any Equity Issuance.

       (iii Each prepayment of principal on a LIBOR Tranche pursuant to this Section 2.3(c) shall be accompanied by payment of any amounts required to be paid pursuant to Section 2.6 as a result of such prepayment.

        (iv Each prepayment of principal pursuant this Section 2.3(c) shall be applied to the required principal payments on Term Loan in the inverse order of maturity; PROVIDED that any prepayment required to be made within 60 days after receipt of the appraisals required pursuant to Section 5.2(d) hereof shall instead be applied to reduce, on a pro rata basis, each remaining principal payment on the Term Loan.

      (d REPAYMENT. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of the Term Loan in equal monthly principal installments of $595,238.10 (as such amount may be ratably reduced by the proviso set forth above in Section 2.3(c)(iv), which shall be due any payable on the last day of each month beginning with July 31, 2000 and until, but not including, the Term Loan Maturity Date. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of Term Loan on the Term Loan Maturity Date.

      2.4   FEES.

      (a UPFRONT FEES. Subject to Section 2.5(d), the Borrower shall pay to the Agent for the ratable benefit of each Bank an upfront fee for such Bank equal to the product of (i) the Commitments of such Bank multiplied by (ii) 0.25%.

      (b COMMITMENT FEES. The Borrower shall pay to the Agent for the ratable benefit of the Banks a commitment fee in an amount equal to the product of (i) the Applicable Margin for Commitment Fees multiplied by (ii) the average daily amount by which (x) the aggregate amount of the Commitments exceeds (y) the outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure. The commitment fee shall be due and payable quarterly in arrears on the last day of each calendar quarter commencing June 30, 2000 and on the Revolving Credit Maturity Date.

      (c FEES FOR LETTERS OF CREDIT. For each Letter of Credit issued by the Issuing Bank, the Borrower shall pay to the Agent for the ratable benefit of the Banks a letter of credit fee equal to the Applicable Margin for Letter of Credit fees per annum in effect from time to time on the original face amount of such Letter of Credit for the stated term of such Letter of Credit. In addition, for each Letter of Credit issued by the Issuing Bank, the Borrower shall pay to the Agent for the benefit of the Issuing Bank a fronting fee of 0.125% per annum on the original face amount of such Letter of Credit for the stated term of such Letter of Credit, with a minimum fee of $500. The Borrower shall pay such letter of credit fees for each Letter of Credit quarterly in arrears within ten days after when billed therefor by the Issuing Bank. The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because the Borrower cancels any Letter of Credit prior to its expiration date.

      (d AGENT FEE LETTER. The Borrower shall pay to the parties specified therein the fees and other amounts payable under Agent Fee Letter and the letter dated March 13, 2000 between the Agent and the Borrower.

      2.5   INTEREST.

      (a ELECTION OF INTEREST RATE BASIS. The Borrower may select the interest rate basis for each Borrowing in accordance with the terms of this Section 2.5(a):

         (i Under the Borrowing Request provided to the Agent in connection with the making of each Borrowing under the Revolving Loan, the Borrower shall select the amount and the Type of the Tranches, and for each LIBOR Tranche selected, any permitted Interest Period for each such LIBOR Tranche, which will comprise such Borrowing, provided that (A) at no time shall there be more than eight separate LIBOR Tranches outstanding under the Revolving Loan and (B) each Tranche must be in a principal amount equal to or greater than the Minimum Tranche Amount and be made in multiples of the Minimum Tranche Multiple. Such interest rate elections must be provided to the Agent in writing or by telecopy not later than 10:00 a.m. (local time at the Applicable Lending Office of the Agent) (A) on the third Business Day before the date of any proposed Borrowing comprised of a LIBOR Tranche, or (B) on the same day of any proposed Borrowing comprised solely of a Prime Rate Tranche. The Agent shall promptly forward copies of such interest rate elections to the Banks. In the case of any Borrowing comprised of a LIBOR Tranche, upon determination by the Agent, the Agent shall promptly notify the Borrower and the Banks of the applicable interest rate for such Tranche.

        (ii With respect to any Tranche under the Revolving Loan, the Borrower may continue or convert any portion of any LIBOR Tranche or Prime Rate Tranche to form new LIBOR Tranches or Prime Rate Tranches under the Revolving Loan in accordance with this paragraph. Each such continuation or conversion shall be made pursuant to a Continuation/Conversion Request given by the Borrower to the Agent in writing or by telecopy not later than 12:00 noon (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed continuation or conversion. Each Continuation/Conversion Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower. The Agent shall promptly forward notice of the continuation or conversion to the Banks. In the case of any continuation or conversion into LIBOR Tranches, upon determination by the Agent, the Agent shall notify the Borrower and the Banks of the applicable interest rate. Continuations and conversions of Tranches shall be made in integral multiples of the Minimum Tranche Multiple. No continuation or conversion shall be permitted if such continuation or conversion would cause the aggregate outstanding principal amount of any LIBOR Tranche which would remain outstanding or the aggregate outstanding principal amount of all Prime Rate Tranches which would remain outstanding to be less than the Minimum Tranche Amount. At no time shall there be more than eight separate LIBOR Tranches outstanding under the Revolving Loan. Any conversion of an existing LIBOR Tranche is subject to Section 2.5. Subject to the satisfaction of all applicable conditions precedent, the Agent and the Banks shall before close of business on the date requested by the Borrower for the continuation or conversion, make such continuation or conversion.

       (iii At the end of the Interest Period for any LIBOR Tranche, if the Borrower has not continued or converted such LIBOR Tranche into new Tranches as provided for in paragraph (ii) above, the Borrower shall be deemed to have continued such LIBOR Tranche as a Prime Rate Tranche. Each Prime Rate Tranche shall continue as a Prime Rate Tranche unless the Borrower converts such Prime Rate Tranche as provided for in paragraph
      (ii) above.

      (b LIBOR TRANCHES. Each LIBOR Tranche shall bear interest during its Interest Period at a per annum interest rate equal to the lesser of (i) the Highest Lawful Rate or (ii) the sum of the LIBOR for such Tranche plus the Applicable Margin for LIBOR Tranches in effect from time to time. The Borrower shall pay to the Agent for the ratable benefit of the Banks all accrued but unpaid interest on each LIBOR Tranche on the last day of the applicable Interest Period for such LIBOR Tranche (and with respect to LIBOR Tranches with Interest Periods of greater than three months, on the date which is three months after the first date of the Interest Period for such LIBOR Tranche), when required upon prepayment as specified elsewhere in this Agreement, on any date when any portion of any LIBOR Tranche is prepaid (but only to the extent of the portion of any such LIBOR Tranche is prepaid), and on the Revolving Credit Maturity Date and the Term Loan Maturity Date.

      (c PRIME RATE TRANCHES. Each Prime Rate Tranche shall bear interest at a per annum interest rate equal to the lesser of (i) the Highest Lawful Rate or
(ii) the Adjusted Prime Rate in effect from time to time plus the Applicable Margin for Prime Rate Tranches in effect from time to time. The Borrower shall pay to the Agent for the ratable benefit of the Banks all accrued but unpaid interest on outstanding Prime Rate Tranches on the last day of each calendar quarter, when required upon prepayment as specified elsewhere in this Agreement, on any date all Prime Rate Tranches are prepaid in full, and on the Revolving Credit Maturity Date and the Term Loan Maturity Date.

      (d    USURY PROTECTION.

         (i Nothing contained in this Agreement or the Notes shall require the Borrower to pay interest at a rate exceeding the Highest Lawful Rate. Each provision in the Credit Documents and any other agreement executed in connection herewith is expressly limited so that in no event whatsoever shall the amount paid thereunder, or otherwise paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement, exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate, and all amounts payable under the Credit Documents or any other agreement executed in connection herewith, or otherwise payable in connection therewith, shall be subject to reduction so that such amounts paid or payable for the use, forbearance or detention of money to be loaned under this Agreement shall not exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate.

        (ii If the amount of interest payable for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Section 2.5, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.

       (iii If the amount of interest payable for the account of any Bank in respect of any interest computation period is reduced pursuant to clause
      (d)(ii) above and the amount of interest payable for its account in respect of any subsequent interest computation period, computed pursuant to this Section 2.5, would be less than the maximum amount permitted by applicable law to be charged by such Bank, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to the maximum amount permitted by applicable law to be charged by such Bank; PROVIDED that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this clause (d)(iii) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to clause (d)(ii) of this Section.

        (iv In the event that maturity of the loans made hereunder is accelerated for any reason, or in the event of any required or permitted prepayment of such loans, then such consideration that constitutes interest payable for the account of any Bank shall never include more than the maximum amount permitted by applicable law to be charged by such Bank and excess interest, if any, payable for the account of such Bank pursuant to its Note, this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the loans made hereunder by such Bank (or, to the extent in excess of such loans, refunded by such Bank to the Borrower).

         (v It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received for the account of any Bank under the Note held by it, under this Agreement, under any other agreement executed in connection herewith or otherwise in connection with the loans made hereunder by or the Commitment of such Bank for the purpose of determining whether such rate exceeds the Highest Lawful Rate, shall be made, to the extent permitted by applicable usury law (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated terms of the loans evidenced by such Note all interest at any time contracted for, charged or received by such Bank in connection therewith.

      2.6 BREAKAGE COSTS. If (i) any payment of principal on or any conversion of any LIBOR Tranche is made on any date other than the last day of the Interest Period for such LIBOR Tranche, whether as a result of any voluntary or mandatory prepayment, any acceleration of maturity, or any other cause, (ii) any payment of principal on any LIBOR Tranche is not made when due, or (iii) any LIBOR Tranche is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the Borrower to the Agent, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the permitted cancellation of any request for borrowing, conversion, or prepayment, the failure of the Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by the Borrower, then the Borrower shall pay to each Bank upon demand any amounts required to compensate such Bank for any losses, costs, or expenses, including lost profits and administrative expenses, which are reasonably allocable to such action, including losses, costs, and expenses related to the liquidation or redeployment of funds acquired or designated by such Bank to fund or maintain such Bank's ratable share of such LIBOR Tranche or related to the reacquisition or redesignation of funds by such Bank to fund or maintain such Bank's ratable share of such LIBOR Tranche following any liquidation or redeployment of such funds caused by such action. A certificate as to the amount of such loss, cost, or expense detailing the calculation thereof and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

      2.7   INCREASED COSTS.

      (a COST OF FUNDS. If due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of any Bank allocable to (x) committing to make any Advance or obtaining funds for the making, funding, or maintaining of such Bank's ratable share of any LIBOR

Tranche in the relevant interbank market or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit (including any increase in any applicable reserve requirement specified by the Federal Reserve Board, including those for emergency, marginal, supplemental, or other reserves), then the Borrower shall pay to such Bank upon demand any amounts required to compensate such Bank for such increased costs, such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any such amounts that accrued more than 90 days prior to delivery of such certificate to the Borrower.

      (b CAPITAL ADEQUACY. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of any Bank or its parent or holding company allocable to (x) committing to make Advances or making, funding, or maintaining Advances or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, as such capital requirements are allocated by such Bank, then the Borrower shall pay to such Bank upon demand any amounts required to compensate such Bank or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of such Bank or its parent or holding company), such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amounts detailing the calculation of such amounts and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any such amounts that accrued more than 90 days prior to delivery of such certificate to the Borrower.

      2.8 ILLEGALITY. Notwithstanding any other provision in this Agreement, if it becomes unlawful for any Bank to obtain deposits or other funds for making or funding such Bank's ratable share of any LIBOR Tranche in the relevant interbank market, such Bank shall so notify the Borrower and the Agent and such Bank's commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches applicable to such Bank shall be converted to Prime Rate Tranches as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Tranches with respect to such Bank.

      2.9 MARKET FAILURE. Notwithstanding any other provision in this Agreement, if the Agent determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts, or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for LIBOR Tranches are not likely to adequately cover the cost to any Bank of making or maintaining such Bank's ratable share of any LIBOR Tranche, then if the Agent so notifies the Borrower, the commitment of the Banks to make any Borrowing comprised of LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches shall be converted to Prime Rate Tranches as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Tranches.

      2.10  ADVANCING AND PAYMENTS GENERALLY; COMPUTATIONS.

      (a ADVANCING PROCEDURES. Time is of the essence in this Agreement and the Credit Documents. All advances hereunder shall be made in Dollars. Upon receipt of any Borrowing Request by the Agent, the Agent shall promptly forward notice of the Borrowing to the Banks. Subject to the satisfaction of the applicable conditions precedent, each Bank shall, before 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the date of the requested Borrowing, make available from its Applicable Lending Office to the Agent at the Agent's Applicable Lending Office, in immediately available funds, such Bank's ratable share of such Borrowing. Subject to the satisfaction of all applicable conditions precedent, after receipt by the Agent of such funds, the Agent shall, by 4:00 p.m. (local time at the Applicable Lending Office of the Agent) on the date requested for such Borrowing, make such Borrowing available to the Borrower in immediately available funds at any account of Borrower which is designated in writing by the Borrower to the Agent.

      (b AGENT RELIANCE ON BANKS IN ADVANCING. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank shall not make available to the Agent such Bank's ratable share of such Borrowing, the Agent may assume that such Bank has made its ratable share of such Borrowing available to the Agent on the date of such Borrowing in accordance with this Agreement and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its ratable share of such Borrowing available to the Agent, such Bank agrees that it shall pay interest on such amount for each day from the date such amount is made available to the Borrower by the Agent until the date such amount is paid to the Agent by such Bank at the Federal Funds Rate in effect from time to time, provided that with respect to such Bank if such amount is not paid by such Bank by the end of the second day after the Agent makes such amount available to the Borrower, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by such Bank upon demand by the Agent. If such Bank shall pay to the Agent such amount and interest as provided above, such amount so paid shall constitute such Bank's Advance as part of such Borrowing for all purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. In the event that such Bank has not repaid such amount by the end of the fifth day after such amount was made available to the Borrower, the Borrower agrees to repay to the Agent on demand such amount, together with interest on such amount for each day from the date such amount was made available to the Borrower until the date such amount is repaid to the Agent at the interest rate charged to the Borrower for such Borrowing under the terms of this Agreement. The failure of any Bank to make available its ratable share of any Borrowing shall not relieve any other Bank of its obligation, if any, to make available its ratable share of such Borrowing. No Bank shall be responsible for the failure of any other Bank to honor such other Bank's obligations hereunder, including any failure to make available any funds as part of any Borrowing.

      (c PAYMENT PROCEDURES. Time is of the essence in this Agreement and the Credit Documents. All payments hereunder shall be made in Dollars. The Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the day when due to the Agent at the Agent's Applicable Lending Office in immediately available funds. All payments by the Borrower hereunder shall be made without any offset, abatement, withholding, deduction, counterclaim, or reduction. Upon receipt of payment from the Borrower of any principal, interest, or fees due to the Banks, the Agent shall promptly after receipt thereof distribute to the Banks their ratable share of such payments for the account of their respective Applicable Lending Offices. If and to the extent that the Agent shall not have so distributed to any Bank its ratable share of such payments, the Agent agrees that it shall pay interest on such amount for each day after the day when such amount is made available to the Agent by the Borrower until the date such amount is paid to such Bank by the Agent at the Federal Funds Rate in effect from time to time, provided that if such amount is not paid by the Agent by the end of the third day after the Borrower makes such amount available to the Agent, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the fourth day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by the Agent upon demand by such Bank. Upon receipt of other amounts due solely to the Agent, the Issuing Bank, or a specific Bank, the Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

      (d AGENT RELIANCE. Unless the Agent shall have received written notice from the Borrower prior to any date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at an interest rate equal to, the Federal Funds Rate in effect from time to time, provided that with respect to such Bank, if such amount is not repaid by such Bank by the end of the second day after the date of the Agent's demand, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day after the date of the Agent's demand and shall remain at such increased rate thereafter.

      (e SHARING OF PAYMENTS. Each Bank agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) in respect of any obligation of the Borrower to pay principal, interest, fees, or any other obligation incurred under the Credit Documents in a proportion greater than the total amount of such principal, interest, fees, or other obligation then owed and due by the Borrower to such Bank bears to the total amount of principal, interest, fees, or other obligation then owed and due by the Borrower to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the Borrower to such Banks in such amount as shall result in a participation by all of the Banks, in proportion with the Banks' respective pro rata shares, in the aggregate unpaid amount of principal, interest, fees, or any such other obligation, as the case may be, owed by the Borrower to all of the Banks; provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, in proportion with the Banks' respective pro rata shares, but without interest.

      (f AUTHORITY TO CHARGE ACCOUNTS. The Agent, if and to the extent payment owed to the Agent or any Bank is not made when due, may charge from time to time against any account of the Borrower with the Agent any amount so due. The Agent agrees promptly to notify the Borrower after any such charge and application made by the Agent provided that the failure to give such notice shall not affect the validity of such charge and application.

      (g INTEREST AND FEES. Unless expressly provided for in this Agreement, all computations of interest and fees shall be made on the basis of a 360 day year, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable; provided, however, that if the use of a 360 day year would cause the interest contracted for, charged, or received hereunder to exceed the Highest Lawful Rate, such computations shall instead be made on the basis of a year of 365 or 366 days, as the case may be. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

      (h PAYMENT DATES. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. If the time for payment for an amount payable is not specified in this Agreement or in any other Credit Document, the payment shall be due and payable on demand by the Agent or the applicable Bank.

      2.11  TAXES.

      (a NO DEDUCTION FOR CERTAIN TAXES. Any and all payments by the Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of and franchise taxes imposed on the Agent, any Bank, or the Applicable Lending Office thereof by any jurisdiction in which any such entity is a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Agent, any Bank, or the Applicable Lending Office thereof, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Person receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

      (b OTHER TAXES. The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Credit Documents (other than those which become due as a result of any Bank joining this Agreement as a result of any Assignment and Acceptance, which shall be paid by the Bank which becomes a Bank hereunder as a result of such Assignment and Acceptance).

      (c FOREIGN BANK WITHHOLDING EXEMPTION. Each Bank and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any

Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to provide the requisite Internal Revenue Service forms in a timely manner. Each Bank which fails to provide to the Borrower in a timely manner such forms shall reimburse the Borrower upon demand for any penalties paid by the Borrower as a result of any failure of the Borrower to withhold the required amounts that are caused by such Bank's failure to provide the required forms in a timely manner.

ARTICLE 3.  CONDITIONS PRECEDENT.

      3.1 CONDITIONS PRECEDENT TO AMENDMENT AND RESTATEMENT. This Agreement shall become effective and the Existing Credit Agreement shall be amended and restated as provided in this Agreement on the date the Agent sends notice to each Bank and the Borrower that the following conditions precedent have been met:

      (a) the Borrower shall have delivered or shall have caused to be delivered the documents and other items listed on EXHIBIT F (other than those documents and items listed under the heading "Post Closing"), together with any other documents requested by the Agent to document the agreements and intent of the Credit Documents, each in form and with substance satisfactory to the Agent;

      (b) immediately after giving effect to this Agreement and the outstanding Revolving Credit Loan and the Letter of Credit Exposure, the lesser of (i) Revolving Credit Commitments and the Borrowing Base MINUS (ii) the outstanding Revolving Credit Loan and the Letter of Credit Exposure is at least $8,000,000;

      (c) the Borrower shall have paid all fees and expenses due to the Banks under this Agreement, including Section 2.4 and any fees and expenses of counsel payable under Section 8.1;

      (d) the Agent shall have received and be satisfied with a duly completed and executed Borrowing Base Certificate as of date acceptable to the Agent;

      (e) the Borrower shall have delivered to the Agent (i) a schedule of Receivables as of a date acceptable to the Agent prior to the date of this Agreement setting forth a detailed aged trail balance of all of its then existing Receivables, specifying the name of and the balance due from each Account Debtor obligated on a Receivable so listed; (ii) a schedule of Inventory as of a date acceptable to the Agent prior to the date of this Agreement, itemizing and describing the kind, type, quantity and location of Inventory of the Credit Parties and the cost thereof; and (iii) an accounts payable aging report setting forth a detailed aging of its then outstanding accounts payable and the name of each vendor and balance due from each vendor as of a date acceptable to the Agent; and

      (f) all interest, fees, expenses, and other amounts then due and payable under the

Existing Credit Agreement shall have been paid to in full.

      3.2 CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT. The obligation of each Bank to make any extension of credit under this Agreement, including the making of any Advances, and the issuance, increase, or extension of any Letters of Credit, shall be subject to the further conditions precedent that on the date of such extension of credit:

      (a) REPRESENTATIONS AND WARRANTIES. As of the date of the making of any extension of credit hereunder, the representations and warranties contained in each Credit Document shall be true and correct in all material respects as of such date (and the Borrower's request for the making of any extension of credit hereunder shall be deemed to be a restatement, representation, and additional warranty of the representations and warranties contained in each Credit Document as of such date); and

      (b) DEFAULT. As of the date of the making of any extension of credit hereunder, there shall exist no Default or Event of Default, and the making of the extension of credit would not cause or be reasonably expected to cause a Default or Event of Default.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agent and each Bank, and with each request for any extension of credit hereunder, including the making of any Advances, and the issuance, increase, or extension of any Letters of Credit, again represents and warrants to the Agent and each Bank, as follows:

      4.1 ORGANIZATION. As of the date of this Agreement, each Restricted Entity
(a) is duly organized, validly existing, and in good standing under the laws of such Person's respective jurisdiction of organization and (b) is duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations to the extent that any failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Effect.

      4.2 AUTHORIZATION. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary corporate or limited liability company action of each Credit Party, and (c) are within each Credit Party's corporate or limited liability company powers.

      4.3 ENFORCEABILITY. Each Credit Document to which any Credit Party is a party has been duly executed and delivered by each Credit Party which is a party to such Credit Document and constitutes the legal, valid, and binding obligation of each such Credit Party, enforceable against each such Credit Party in accordance with such Credit Document's terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

      4.4 ABSENCE OF CONFLICTS AND APPROVALS. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby,
(a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party, (c) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

      4.5 INVESTMENT COMPANIES. No Restricted Entity or Affiliate thereof is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      4.6 PUBLIC UTILITIES. No Restricted Entity or Affiliate thereof is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Restricted Entity or Affiliate thereof is a regulated public utility.

      4.7   FINANCIAL CONDITION.

      (a) The Borrower has delivered to the Agent the annual audited consolidated financial statements of the Borrower dated as of December 31, 1999, including therein the balance sheet of the Borrower as of such date and the statements of income, stockholders' equity, and cash flows for the Borrower for the fiscal year ending on such date. These financial statements are accurate and complete in all material respects and present fairly the financial condition of the Borrower as of such date in accordance with GAAP.

      (b) As of the date of the Initial Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower or any of the Borrower's Subsidiaries, except as disclosed in the Initial Financial Statements, and adequate reserves for such items have been made in accordance with GAAP. Since the date of the Initial Financial Statements, no change has occurred in the condition, financial or otherwise, of the Borrower which would have a Material Adverse Effect. No Default exists.

      4.8 CONDITION OF ASSETS. Each Restricted Entity has good and indefeasible title to substantially all of its owned property and valid leasehold rights in all of its leased property, as reflected in the financial statements most recently provided to the Agent, free and clear of all Liens except Permitted Liens. Each Restricted Entity possesses and has properly approved, recorded, and filed, where applicable, all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are useful in the conduct of its business and which the failure to possess could reasonably be expected to cause a Material Adverse Effect. The material properties used or to be used in the continuing operations of each Restricted Entity are in good repair, working order, and condition, normal wear and tear excepted. The properties of each Restricted Entity have not been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which (after giving effect to any insurance proceeds) could reasonably be expected to have a Material Adverse Effect.

      4.9 LITIGATION. There are no actions, suits, or proceedings pending or, to the knowledge of any Restricted Entity, threatened against any Restricted Entity at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to result in a judgment or liability not fully covered by insurance which would have a Material Adverse Effect.

      4.10 SUBSIDIARIES AND AFFILIATES. As of the date of this Agreement, the Borrower has no Subsidiaries, except as disclosed in SCHEDULE II hereto. The Borrower has no Subsidiaries which have not been disclosed in writing to the Agent.

      4.11 LAWS AND REGULATIONS. Each Restricted Entity has been and is in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Person and which the failure to comply with could reasonably be expected to have a Material Adverse Effect.

      4.12 ENVIRONMENTAL COMPLIANCE. Each Restricted Entity has been and is in compliance with all Environmental Laws and has obtained and is in compliance with all related permits necessary for the ownership and operation of any such Person's properties which the failure to be in compliance with could reasonably be expected to have a Material Adverse Effect. Each Restricted Entity has never received notice of and has never been investigated for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which threaten action or suggest liabilities which could reasonably be expected to have a Material Adverse Effect. Each Restricted Entity does not and has not created, handled, transported, used, or disposed of any Hazardous Materials on or about any such Person's properties (nor has any such Person's properties been used for those purposes), except in compliance with all Environmental Laws and related permits; has never been responsible for the release of any Hazardous Materials into the environment in connection with any such Person's operations and have not contaminated any properties with Hazardous Materials; and does not and has not owned any properties contaminated by any Hazardous Materials, in each case in any manner which could reasonably be expected to have a Material Adverse Effect. For the purposes of this Section 4.12, any losses covered by the Borrower's reserve for environmental losses set forth on its most recent consolidated balance sheet shall be excluded in determining whether any Material Adverse Effect has occurred.

      4.13 ERISA. Each Restricted Entity is in compliance in all material respects with all provisions of ERISA. No Restricted Entity participates in or during the past five years has participated in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA. With respect to the Plans of the Restricted Entities, no material Reportable Event or Prohibited Transaction has occurred and exists.

      4.14 TAXES. Each Restricted Entity has filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns which are required to be filed by such Person and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by the such Person. The charges, accruals, and reserves on the books of the Restricted Entities in respect of taxes are adequate in accordance with GAAP.

      4.15 TRUE AND COMPLETE DISCLOSURE. All factual information furnished by or on behalf of any Credit Party in writing to the Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

      4.16 YEAR 2000. The Borrower has (a) completed a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers, vendors, and customers) that could be adversely affected by the Year 2000 Problem and (b) developed, completed, and implemented a plan for addressing the Year 2000 Problem. Based on the foregoing, the Borrower believes that all computer applications (including those of its suppliers, vendors, and customers) that are material to its or any of its Subsidiaries' business and operations are Year 2000 Compliant, except to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Change.

ARTICLE 5. COVENANTS. Until the Agent and the Banks receive irrevocable payment of the Credit Obligations and have terminated this Agreement and each other Credit Document, the Borrower shall comply with and cause compliance with the following covenants:

      5.1 ORGANIZATION; MAINTENANCE OF PROPERTIES. The Borrower shall cause each Restricted Entity to (a) maintain itself as an entity (i) duly organized, validly existing, and in good standing under the laws of each such Person's respective jurisdiction of organization and (ii) duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations and which requires such licensing or qualification and where failure to be so licensed, qualified, or in good standing could reasonably be expected to have a Material Adverse Effect,
(b) maintain all franchises, licenses, rights, privileges, and intangible properties necessary in the conduct of its business, if any, (c) duly observe and conform to all material requirements of any governmental authorities relative to the conduct of its business or the operation of its Property, if such failure duly to observe and conform to said requirements would have a Material Adverse Effect or is likely to result in criminal prosecution; and (d) will at all times keep complete and accurate records of (i) Inventory on a basis consistent with past practices of the Borrower, itemizing and describing the kind, type and quantity of Inventory and the Borrower's cost therefor and current pricing information for such Inventory, and (ii) all other Collateral on a basis consistent with past practices of the Borrower.

      5.2 REPORTING. The Borrower shall furnish to the Agent all of the following:

      (a) ANNUAL FINANCIAL REPORTS. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such fiscal year for the Borrower, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal year and the consolidated statements of income, stockholders' equity, and cash flows for the Borrower for such fiscal year, setting forth the consolidated financial position and results of the Borrower for such fiscal year and certified, without any qualification or limit of the scope of the examination of matters relevant to the financial statements, by a nationally recognized certified public accounting firm, (ii) separately reported information regarding operating divisions and Subsidiaries of the Borrower that are not Guarantors, including a statement of dividends received by the Borrower and the Guarantors from such non-guarantor Subsidiaries of the Borrower; and (iii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower;

      (b) MONTHLY FINANCIAL REPORTS. As soon as available and in any event not later than 30 days after the end of each month, (i) a copy of the internally prepared consolidated financial statements of the Borrower for such month and for the fiscal year to date period ending on the last day of such month, including therein the consolidated balance sheets of the Borrower as of the end of such month and the consolidated statements of income, and cash flows for such month and for such fiscal year to date period, setting forth the consolidated financial position and results of the Borrower for such month and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, including those applicable to interim financial reports which permit normal year end adjustments and do not require complete financial notes; (ii) separately reported information regarding operating divisions and Subsidiaries of the Borrower that are not Guarantors, including a statement of dividends received by the Borrower and the Guarantors from such non-guarantor Subsidiaries of the Borrower; and (iii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower;

      (c) MONTHLY REPORTS. As soon as available and in any event not later than 20 days after the end of each month, (i) an accounts receivable and accounts payable aging report in a form satisfactory to the Agent, (ii) a schedule of Receivables as of the last Business Day of the immediately preceding month setting forth (A) a detailed aged trail balance of all the Credit Party's then existing Receivables, specifying the name and the balance due from (and any rebate due to) each Account Debtor obligated on a Receivable so listed and (B) a reconciliation to the schedule of Receivables delivered in respect of the next preceding month, (iii) a schedule of Inventory as of the last Business Day of the immediately preceding month, itemizing and describing the kind, type, quantity and location of Inventory of the Credit Parties and the cost thereof,
(iv) a completed Borrowing Base Certificate duly certified by a Responsible Officer of the Borrower, and (v) such other information requested by the Agent;

      (d) APPRAISALS. Within 45 days after the date hereof, (i) fair market value appraisals of the Borrower's and its Subsidiaries' real estate subject to a Mortgage and liquidation value in place appraisals of the Borrower and its Subsidiaries' equipment and fixtures, each in form satisfactory to the Agent and by independent appraisers reasonably satisfactory to the Agent and (ii) a Term Loan Borrowing Base certificate giving effect to such appraisals.

      (e) INVENTORY LISTING. The Borrower will take a physical listing of all Inventory, wherever located, at least annually and deliver a copy thereof to the Agent and each Bank.

      (f) SEC FILINGS. As soon as available and in any event not later than thirty days after the filing or delivery thereof, copies of all financial statements, reports, and proxy statements which the Borrower shall have sent to its stockholders generally and copies of all regular and periodic reports, if any, which any Restricted Entity shall have filed with the Securities and Exchange Commission;

      (g) DEFAULTS. Promptly, but in any event within five Business Days after the discovery thereof, a notice of any facts known to any Restricted Entity which constitute a Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such facts and the actions which the Borrower has taken and proposes to take with respect thereto;

      (h) LITIGATION; MATERIAL CONTINGENT LIABILITIES; MATERIAL AGREEMENT DEFAULTS. The Borrower shall provide to the Banks:

         (i) promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting any Restricted Entity which, if determined adversely, could reasonably be expected to have a Material Adverse Effect;

        (ii) promptly after acquiring knowledge thereof, notice of any actual or potential material contingent liabilities, including without limitation any actual or potential material contingent liability in an amount which equals or exceeds $1,000,000; and

       (iii) promptly after obtaining knowledge thereof, notice of any breach by any Restricted Entity of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Effect;

      (i) MATERIAL ADVERSE EFFECTS. Prompt written notice of any condition or event of which any Restricted Entity has knowledge, which condition or event has resulted in or could reasonably be expected to have a Material Adverse Effect;

      (j) YEAR 2000 COMPLIANCE. Prompt written notice in the event the Borrower discovers or determines that any computer application (including those of its suppliers, vendors, and customers) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant, except to the extent that such failure could not reasonably be expected to result in a Material Adverse Change; and

      (k) OTHER INFORMATION. Such other information respecting the business operations or property of any Restricted Entity, financial or otherwise, or the Collateral as the Agent or the Banks may from time to time request in their reasonable discretion, including the items described above in this Section 5.2 at different times than specified above.

      5.3   INSPECTION.

            (a) Prior to the occurrence of the Borrowing Base Termination Condition, each Bank (by any of its officers, employees or agents) shall have the right (which right shall not be exercised more than once during any calendar quarter so long as no Event of Default shall have occurred and be continuing), to the extent that the exercise of such right shall be within the control of any Credit Party, at any time or times during normal business hours to (i) visit the properties of any Credit Party, inspect the Collateral and the other assets of any Credit Party and inspect and make extracts from the books and records of any Credit Party, including, but not limited to, management letters prepared by independent accountants, all during customary business hours at such premises,
(ii) discuss any Credit Party's business, assets, liabilities, financial condition, results of operations and business prospects, insofar as the same are reasonably related to the rights of the Agents or the Banks hereunder or under any of the Credit Documents, with any Credit Party's (A) principal officers, (B) independent accountants and other professionals providing services to any Credit Party, and (C) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with the Bank's standard operating procedures relating to the maintenance of confidentiality of confidential information of borrowers and the Borrower shall have received prior written notice of, and the opportunity to participate in, any such discussion with any independent accountant, any other professional, or any other Person), and (iii) verify the amount, quantity, value and condition of, or any other matter relating to, any of the Collateral and in this connection to review, audit and make extracts from all records and files related to any of the Collateral. Each Credit Party will deliver or cause to be delivered to such Bank any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with such Bank or for such Bank to obtain records from any service bureau maintaining records on behalf of such Credit Party.

            (b) Following the occurrence of the Borrowing Base Termination Condition, the Borrower shall cause each Restricted Entity to permit the Agent and the Banks to visit and inspect any of the properties of such Restricted Entity, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as may be reasonably requested provided that the Borrower is given at least one Business Day advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

      5.4 USE OF PROCEEDS. The proceeds of Advances and Letters of Credit shall be used by the Borrower only for general corporate and working capital purposes, for Capital Expenditures, and for financing Acquisitions in accordance with
Section 5.9. The Borrower shall not, directly or indirectly, use any part of such proceeds for any purpose which violates, or is inconsistent with, Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

      5.5 FINANCIAL COVENANTS. The Agent shall determine compliance with the following financial covenants based upon the most recent financial statements dated as of the end of a fiscal quarter delivered to the Agent pursuant to
Section 5.2(b) (except when available at the time of testing the audited financial statements delivered pursuant to Section 5.2(a) shall be used):

      (a) DEBT TO ADJUSTED EBITDA RATIO. Except as provided below, as of the last day of each period set forth below, the Borrower shall not permit the ratio of (i) the consolidated Debt of the Borrower as of end of such period to (ii) the consolidated Adjusted EBITDA of the Borrower for the 12 months then ended (plus, without duplication, the consolidated Adjusted EBITDA for such period of any Person or assets acquired by the Borrower by Acquisition during such period to the extent permitted or required below), to be greater than the amounts set forth in the table below for the corresponding periods set forth below:

            PERIOD                                          MAXIMUM RATIO
      -----------------                                     -------------
      March 31, 2000                                        4.00 to 1.00
      April 30, 2000                                        3.75 to 1.00
      June 30, 2000                                         3.25 to 1.00
      December 31, 2000
      and the last day of each fiscal quarter thereafter    3.00 to 1.00

At any time after the Borrowing Base Termination Condition has been met, the maximum ratio shall be 3.00 to 1.00;

      (b) FIXED CHARGE COVERAGE RATIO. As of the last day of each fiscal quarter of the Borrower beginning with the fiscal quarter ending December 31, 2000, the Borrower shall not permit the ratio of (i) the consolidated Adjusted EBITDA of the Borrower for the preceding four fiscal quarters then ended less the consolidated cash taxes paid by the Borrower for such period to (ii) the consolidated Fixed Charges of the Borrower for such period, to be less than 1.25 to 1.00;

      (c) NET WORTH MINIMUM. The Borrower shall not permit its consolidated Net Worth to be less than $112,093,000 plus an amount equal to the sum of (a) 50% of the cumulative annual consolidated net earnings of the Borrower as of the end of each fiscal year ending after December 31, 1999 during which the Borrower has positive net earnings (and therefore without reduction for any annual net losses), plus (b) 100% of the net proceeds of any sale or issuance of any equity securities of the Borrower (including any equity securities issued or transferred by the Borrower in connection with any Acquisition) since December 31, 1999, to the extent such sale or issuance increases the consolidated Net Worth of the Borrower;

      (d) MINIMUM EBITDA. The Borrower shall not permit its consolidated EBITDA
(i) for the quarter ending March 31, 2000 to be less than $6,500,000; (ii) for the quarter ending June 30, 2000 to be less than $7,500,000; and (iii) for the quarter ending September 30, 2000 to be less than $8,500,000; and

      (e) CAPITAL EXPENDITURES. The Borrower shall not permit any Restricted Entity to make any Capital Expenditure that, when combined with the Capital Expenditures made by all the Restricted Entities from January 1, 2000 through each date set forth below, would cause such Capital Expenditures to exceed the aggregate amount set forth opposite such date:

                 DATE                              AGGREGATE AMOUNT
          -------------------                   ----------------------

            March 31, 2000                            $5,500,000

             June 30, 2000                            $10,000,000

          September 30, 2000                          $14,500,000


      5.6   DEBT.  The Borrower shall not permit any Restricted Entity to:

      (a) create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than Permitted Debt; or

      (b) make any unscheduled payment of principal, interest, or other amounts owing with respect to any Debt of such Restricted Entity (other than the Credit Obligations), or otherwise make any payment of any such amounts prior to the date that such amounts become due and payable under the terms of the documents creating such Debt without the prior written consent of the Agent.

      5.7 LIENS. The Borrower shall not permit any Restricted Entity to (a) create, assume, incur, or suffer to exist any Lien on any of its Property whether now owned or hereafter acquired, or assign any right to receive its income, except for Permitted Liens; or (b) enter into any agreement with any Person (other than the Agent and the Banks pursuant to this Agreement) restricting the capacity of the Borrower or any other Restricted Entity to create Liens in favor of the Agent and the Banks.

      5.8   OTHER OBLIGATIONS.

      (a) The Borrower shall not permit any Restricted Entity to create, incur, assume, or suffer to exist any obligations in respect of unfunded vested benefits under any pension Plan or deferred compensation agreement; and

      (b) The Borrower shall not permit any Restricted Entity to create, incur, assume, or suffer to exist any obligations in respect of Derivatives, other than Derivatives used by any Restricted Entity in such Restricted Entity's respective business operations in aggregate notional quantities not to exceed the reasonably anticipated consumption of such Restricted Entity of the underlying commodity for the relevant period, but no Derivatives which are speculative in nature.

      5.9 CORPORATE TRANSACTIONS. The Borrower shall not and shall not permit any other Restricted Entity to (1) merge or consolidate with or be a party to a merger or consolidation with any other Person, (2) make any Acquisition, (3) assign, sell, lease, dispose of, or otherwise transfer any assets outside of the ordinary course of business, including wholesale sales of accounts receivable, or (4) enter into any binding agreement regarding any of the foregoing, provided however that:

      (a) any Restricted Entity organized under a jurisdiction of the United States may be merged or consolidated with the Borrower or any other Restricted Entity organized under a jurisdiction of the United States provided that, in any such merger or consolidation to which the

Borrower is a party, the Borrower shall be the continuing or surviving corporation;

      (b) any Restricted Entity may make any Acquisition (by purchase or merger) provided that (i) the Restricted Entity is the acquiring or surviving entity (or the surviving entity becomes a Subsidiary of the Borrower in the transaction),
(ii) the aggregate consideration paid or incurred by the Restricted Entity (in either case including cash, indebtedness, assumed indebtedness, and transaction related contractual payments such as amounts payable under noncompete, consulting, and similar agreements, but excluding stock and preferred stock of the Borrower) in connection with any Acquisition does not exceed (A) $5,000,000, and (B) on December 31, 2000, and thereafter, when the maximum ratio for Debt to Adjusted EBITDA as permitted by Section 5.5(a) reduces to 3.00 to 1.00 as provided therein, such dollar amount shall be increased to an amount equal to 20% of the consolidated Net Worth of the Borrower as of the end of the most recent fiscal year ending prior to such Acquisition; PROVIDED that for any such increase to become effective, the Compliance Certificate delivered by the Borrower with respect to the fiscal quarter ended December 31, 2000, shall demonstrate compliance with the requirements of Section 5.5(a), unless the Borrower provides the information specified below and obtains the prior approval of the Agent and the Majority Banks, (iii) the sum of (A) the aggregate amount of such consideration paid or incurred by the Restricted Entities in connection with all Acquisitions during any continuous four fiscal quarter period (the "Aggregate Acquisition Limit") plus (B) the aggregate amount of Capital Expenditures of the Restricted Entities during such period during such period does not exceed an amount equal to 70% of the consolidated Net Worth of the Borrower as of the end of the most recent fiscal year ending prior to, but not concurrently with, the end of such four quarter period; PROVIDED, that if the Borrower provides the information specified below and obtains the approval of the Agent and the Majority Banks, any Acquisitions made by the Restricted Entities during the applicable period and so approved by the Agent and the Majority Banks shall be excluded from future calculations of the Aggregate Acquisition Limit, (iv) the Majority Banks determine that no Default or Event of Default exists and the Acquisition would not reasonably be expected to cause a Default or Event of Default, (v) the acquired assets are in substantially the same business as the Borrower or any of the Restricted Entities, and (vi) the transaction is not hostile, as reasonably determined by the Majority Banks;

      (c) any Restricted Entity organized under a jurisdiction of the United States may sell, lease, assign, transfer, or otherwise dispose of any or all of its assets (i) to the Borrower or (ii) to any other Restricted Entity organized under a jurisdiction of the United States; and

      (d) the Borrower and the other Restricted Entities may sell Property (i) in the ordinary course of business, (ii) in an amount not to exceed in the aggregate $2,000,000 in any fiscal year of the Borrower, or (iii) with the prior written consent of the Agent and the Majority Banks (any sale pursuant to the foregoing (d)(ii) or (iii) being a "Permitted Sale").

If the Borrower requests the approval of the Agent and the Majority Banks for any Acquisition pursuant to Section 5.9(b)(ii) or (iii) above, the Borrower must provide the following information to the Agent for distribution to the Banks:
(A) historical financial statements regarding the Acquisition, including at a minimum: (x) historical financial statements for the immediately preceding three fiscal years of the acquired assets, reviewed by an independent certified public accounting firm reasonably acceptable to the Agent, and (y) interim historical financial statements for the most recent fiscal quarter of the acquired assets, duly certified by a Responsible Officer of the Borrower as being, to the best of such Responsible Officer's knowledge after due inquiry, accurate and complete and having been prepared in accordance with generally accepted accounting principles, including those applicable to interim financial reports which permit normal year end adjustments and do not require complete financial notes; and (B) consolidated historical proforma financial statements for the Borrower for the most recently completed four fiscal quarters of the Borrower giving effect to the Acquisition, and the schedules and methods used to prepare such proforma financial statements; (C) consolidated proforma financial statements for the Borrower for the next four fiscal quarters of the Borrower giving effect to the Acquisition, and the schedules and methods used to prepare such proforma financial statements; and (D) such other information regarding the acquired assets as the Agent or the Majority Banks may reasonably request.

      5.10 DISTRIBUTIONS. The Borrower shall not (a) declare or pay any dividends; (b) purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such, whether in cash, assets, or in obligations of it; (c) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or (d) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; provided, however, that the Borrower may make Dividend Payments so long as the same do not cause an Event of Default.

      5.11 TRANSACTIONS WITH AFFILIATES. The Borrower shall not and shall not permit any other Restricted Entity to enter into any transaction directly or indirectly with or for the benefit of an Affiliate except transactions with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to such Restricted Entity as the monetary or business consideration which such Restricted Entity would obtain in a comparable arm's length transaction.

      5.12 INSURANCE. The Borrower shall cause each Restricted Entity to maintain insurance with responsible and reputable insurance companies or associations reasonably acceptable to the Agent in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Persons operate. Without limiting the foregoing, the Borrower shall maintain insurance coverage for the Restricted Entities equal to or better than, on an item by item basis for each item, the coverage for the Restricted Entities existing on the date of this Agreement. The Borrower shall deliver to the Agent certificates evidencing such policies or copies of such policies at the Agent's request following a reasonable period to obtain such certificates taking into account the jurisdiction where the insurance is maintained.

      5.13 INVESTMENTS. The Borrower shall not and shall not permit any other Restricted Entity to make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, and loans, guaranties, trade credit, or other extensions of credit to the Person, except for Permitted Investments.

      5.14 LINES OF BUSINESS; DISTRIBUTION. The Borrower shall not and shall not permit any other Restricted Entity to change the character of the business of such Restricted Entity as conducted on the date of this Agreement, or engage in any type of business not reasonably related to such business as presently and normally conducted.

      5.15 COMPLIANCE WITH LAWS. The Borrower shall and shall cause each Restricted Entity to comply with all federal, state, and local laws and regulations which are applicable to the operations and property of such Persons and which the failure to comply with could reasonably be expected to have a Material Adverse Effect.

      5.16 ENVIRONMENTAL COMPLIANCE. The Borrower shall and shall cause each Restricted Entity to comply with all Environmental Laws and obtain and comply with all related permits necessary for the ownership and operation of any such Person's properties which the failure to comply with could reasonably be expected to have a Material Adverse Effect. The Borrower shall and shall cause each Restricted Entity to promptly disclose to the Banks any notice to or investigation of such Persons for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which represent liabilities which could reasonably be expected to have a Material Adverse Effect. The Borrower shall not and shall not permit any Restricted Entity to create, handle, transport, use, or dispose of any Hazardous Materials on or about any such Person's properties except in compliance with all Environmental Laws and related permits; release any Hazardous Materials into the environment in connection with any such Person's operations or contaminate any properties with Hazardous Materials; or own properties contaminated by any Hazardous Materials, in each case if such action could reasonably be expected to have a Material Adverse Effect. For the purposes of this Section 5.16, any losses covered by the Borrower's reserve for environmental losses set forth on its most recent consolidated balance sheet shall be excluded in determining whether any Material Adverse Effect has occurred.

      5.17 ERISA COMPLIANCE. The Borrower shall and shall cause each Restricted Entity to (i) comply in all material respects with all applicable provisions of ERISA and prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of their respective Plans where the failure to do so could reasonably be expected to have a Material Adverse Effect and (ii) not create or participate in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under
Section 4001(a)(3) of ERISA.

      5.18 PAYMENT OF CERTAIN CLAIMS. The Borrower shall and shall cause each Restricted Entity to pay and discharge, before the same shall become delinquent,
(a) all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person's income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto except for tax payments being contested in good faith for which adequate reserves have been made and reported in accordance with GAAP and which could not reasonably be expected to have a Material Adverse Effect, (b) all lawful claims which are secured by or which, if unpaid, would by law become secured by a Lien upon any such Person's property, and (c) all trade payables and current operating liabilities, unless the same are less than 90 days past due or are being contested in good faith, have adequate reserves established and reported in accordance with GAAP, and could not reasonably be expected to have a Material Adverse Effect.

      5.19 SUBSIDIARIES. Upon the formation or acquisition of any new wholly-owned Subsidiary which is organized under a jurisdiction of the United States, the Borrower shall cause such Subsidiary to promptly execute and deliver to the Agent a Joinder Agreement in substantially the form of EXHIBIT G with such modifications thereto as the Agent may reasonably request for the purpose of joining such Subsidiary as a party to the Guaranty and providing to the Agent the rights of the Agent intended to be provided thereunder. In connection therewith, the Borrower shall provide corporate documentation and opinion letters reasonably satisfactory to the Agent reflecting the corporate status of such new Subsidiary of the Borrower and the enforceability of such agreements.

      5.20 FURTHER ASSURANCES. Each Restricted Entity shall promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of the other Credit Documents, including this Agreement. When requested by the Agent, each Restricted Entity shall, at its own expense, promptly execute and deliver or cause to be executed and delivered to the Agent all such other and further documents, agreements, and instruments (a) to comply with or accomplish the covenants and agreements in the Credit Documents, or (b) to correct any omissions in the Credit Documents.

      5.21 MANAGEMENT. The Borrower shall give the Agent written notification of any change in the management structure of the Borrower simultaneously with such change in management and disclosure to shareholders.

      5.22 FOREIGN SUBSIDIARIES. The Borrower shall execute and deliver or cause the applicable Restricted Entity to execute and deliver to the Agent the Pledge Agreements, in form and substance reasonably satisfactory to the Agent and the Majority Banks, for the purpose of pledging a minimum of 60% (and a maximum of 65%) of the stock of the Subsidiaries of the Pledgor which are not organized under a jurisdiction of the United States as security for the Credit Obligations; PROVIDED that the Borrower may elect not to provide Pledge Agreements with respect to the stock of such Subsidiaries whose assets constitute, in the aggregate, 5% or less of the consolidated assets of the Borrower. If at any time the aggregate assets of such Subsidiaries of the Restricted Entities whose stock is not pledged to the Agent exceeds 5% of the consolidated assets of the Borrower, the Borrower shall, within 30 days of the earlier of knowledge of such excess by the Borrower or notice from the Agent, provide Pledge Agreements with respect to additional foreign Subsidiaries sufficient to cure such excess to the reasonable satisfaction of the Agent. In connection with the foregoing, the Borrower shall provide corporate documentation and opinion letters reasonably satisfactory to the Agent reflecting the corporate status of such new foreign Subsidiary and the enforceability of such agreements under the law of the jurisdiction of organization of such new foreign Subsidiary.

      5.23  BANK ACCOUNTS.

            (a) The Borrower shall cause the Restricted Entities to maintain, in the aggregate, no more than $500,000 on deposit in accounts, located in the United States, which are not controlled by the Agent or any Bank or Banks.

            (b) The Borrower and its Subsidiaries shall maintain the bank accounts indicated on the attached Schedule II for the purposes indicated on such Schedule; shall, promptly upon request of the Agent, cause each depositary institution maintaining a lock box, collection, revenue or other account in which proceeds of Collateral are deposited ("Revenue Accounts") to enter into an agreement with the Agent in substantially the form of Exhibit A to the Security Agreement; and agrees, promptly upon request of the Agent, to deposit therein all proceeds of any sales attributable to the Borrower's and its Subsidiaries' operations unless and until the Agent directs it to act otherwise. The Borrower or its Subsidiaries, as applicable, may, prior to the Borrower's receipt of notice to the contrary from the Agent, make withdrawals from the Revenue Accounts to pay operating costs and expenses or to other bank accounts used to pay operating costs and expenses. After the Borrower's receipt of notice from the Agent, all amounts deposited in the Revenue Accounts shall be applied to the payment of the Secured Obligations or retained by the Agent as collateral for the Obligations. The Agent does not waive or relinquish any of its rights or interests arising under the Credit Documents by permitting the Borrower and its Subsidiaries to collect and deposit the proceeds of sales of Collateral attributable to Borrower's and its Subsidiaries' operations. The Borrower shall have no other bank accounts in the United States other than the accounts listed on SCHEDULE II, accounts with the Agent and any Bank or Banks, and accounts for which the Agent has consented.

      5.24 POST CLOSING ITEMS. No later than 45 days after the date of this Agreement (or 60 days with respect to the landlords' lien waivers), the Borrower shall have delivered or caused to be delivered to the Agent the documents and other items listed under the heading "Post Closing" on EXHIBIT F, together with any other documents or items reasonably requested by the Agent to document the agreements and intent of such documents, each in form and substance reasonably acceptable to the Agent.

ARTICLE 6.  DEFAULT AND REMEDIES.

      6.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement and any other Credit
Document:

      (a) PAYMENT FAILURE. The Borrower or any of it Subsidiaries (i) fails to pay when due any principal amounts due under this Agreement or any other Credit Document or (ii) fails to pay when due any interest, fees, reimbursements, indemnifications, or other amounts due under this Agreement or any other Credit Document and such failure has not been cured within five Business Days;

      (b) FALSE REPRESENTATION. Any representation or warranty made by the Borrower, any Credit Party, or any officer or partner thereof in this Agreement or in any other Credit Document is materially false or erroneous at the time it was made or deemed made;

      (c) BREACH OF COVENANT. (i) Any breach by the Borrower of any of the covenants contained in Sections 5.2(d), 5.3, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10,
5.11, 5.12, 5.13, 5.14, or 5.24 of this Agreement, (ii) any breach by the Borrower of any of the covenants contained in Sections 5.2(c) or 5.23 of this Agreement and such breach is not cured within 5 days following the earlier of knowledge of such breach by the Borrower or the receipt of written notice thereof from the Agent or any Bank, or (iii) any breach by the Borrower of any of the other covenants contained in this Agreement and such breach is not cured within 30 days following the earlier of knowledge of such breach by the

Borrower or the receipt of written notice thereof from the Agent or any Bank;

      (d) GUARANTY. (i) the Guaranty shall at any time and for any reason cease to be in full force and effect or shall be contested by any party thereto, or any Guarantor shall deny it has any further liability or obligation thereunder,
(ii) any breach by any Guarantor of any of the covenants contained in Section 1 of the Guaranty, or (iii) or any breach by any Guarantor of any other covenants contained in the Guaranty or any other Credit Document and such breach is not cured within 30 days following the earlier of knowledge of such breach by such Guarantor or the receipt of written notice thereof from the Agent or any Bank;

      (e) CROSS DEFAULT. (i) Any principal, interest, fees, or other amounts due on any Debt of any Restricted Entity is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the applicable grace period, if any, and the aggregate amount of all Debt of the Restricted Entities so in default exceeds $1,000,000; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of any Restricted Entity the effect of which is to accelerate or to permit the acceleration of the maturity of any such Debt, whether or not any such Debt is actually accelerated, and the aggregate amount of all Debt of the Restricted Entities so in default exceeds $1,000,000; or (iii) any Debt of any Restricted Entity shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate amount of all Debt of the Restricted Entities so accelerated exceeds $1,000,000;

      (f) BANKRUPTCY AND INSOLVENCY. (i) there shall have been filed against any Restricted Entity or any such Person's properties, without such Person's consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such request for relief (A) remains in effect for 60 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) any such Person consents to or files any petition or other request for relief of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing such Person's inability to pay such Person's debts as they become due (Events of Default under clause (i) and (ii) collectively being referred to as "Bankruptcy Events of Default");

      (g) ADVERSE JUDGMENT. A judgment which has a Material Adverse Effect, including without limitation any judgement in excess of an amount equal to 10% of the consolidated Net Worth of the Borrower is rendered against the Borrower or any other Restricted Entity and such judgment is not discharged or stayed pending appeal within 30 days following its entry; or

      (h) CHANGE OF CONTROL.  There shall occur any Change of Control.

      (i) SECURITY DOCUMENTS. Any Security Document shall at any time and for any reason cease to create the Lien on the property purported to be subject to such agreement in accordance with the terms of such agreement, or shall cease to be in full force and effect, or shall be contested by any party thereto.

      6.2 TERMINATION OF COMMITMENTS. Upon the occurrence of any Bankruptcy Event of Default, all of the commitments of the Agent and the Banks hereunder shall terminate. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks declare by written notice to the Borrower all of the commitments of the Agent and the Banks hereunder terminated, whereupon the same shall immediately terminate.

      6.3 ACCELERATION OF CREDIT OBLIGATIONS. Upon the occurrence of any Bankruptcy Event of Default, the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks declare by written notice to the Borrower the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations to be immediately due and payable, whereupon the same shall become immediately due and payable. In connection with the foregoing, except for the notice provided for above, the Borrower waives notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices.

      6.4 CASH COLLATERALIZATION OF LETTERS OF CREDIT. Upon the occurrence of any Bankruptcy Event of Default, the Borrower shall pay to the Agent an amount equal to the Letter of Credit Exposure allocable to the Letters of Credit requested by the Borrower to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(g). During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks require by written notice to the Borrower that the Borrower pay to the Agent an amount equal to the Letter of Credit Exposure allocable to the Letters of Credit requested by the Borrower to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(f), whereupon the Borrower shall immediately pay to the Agent such amount.

      6.5 DEFAULT INTEREST. If any Event of Default exists, the Agent shall at the request of the Majority Banks declare by written notice to the Borrower that the Credit Obligations specified in such notice shall bear interest beginning on the date specified in such notice until paid in full at the applicable Default Rate for such Credit Obligations, and the Borrower shall pay such interest to the Agent for the benefit of the Agent and the Banks, as applicable, upon demand.

      6.6 RIGHT OF SETOFF. During the existence of an Event of Default, the Agent and each Bank is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any indebtedness owed by the Agent or such Bank to the Borrower against any and all of the obligations of the Borrower under this Agreement and the Credit Documents, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or the Credit Documents and although such obligations may be contingent and unmatured. The Agent and each Bank, as the case may be, agrees promptly to notify the Borrower after any such setoff and application made by such party provided that the failure to give such notice shall not affect the validity of such setoff and application.

      6.7 ACTIONS UNDER CREDIT DOCUMENTS. Following an Event of Default, the Agent shall at the request of the Majority Banks take any and all actions permitted under the other Credit

Documents, including the Guaranty and the Pledge Agreements.

      6.8 REMEDIES CUMULATIVE. No right, power, or remedy conferred to the Agent or the Banks in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Agent or the Banks in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

      6.9 APPLICATION OF PAYMENTS. Prior to any payment default upon any maturity date or any acceleration of the Credit Obligations, all payments made hereunder shall be applied to the Credit Obligations as directed by the Borrower, subject to the rules regarding the application of payments to certain Credit Obligations provided for hereunder and in the Credit Documents. Following any payment default upon any maturity date or any acceleration of the Credit Obligations, all payments and collections shall be applied to the Credit Obligations in the following order:

            First, to the payment of the costs, expenses, reimbursements (other than reimbursement obligations with respect to draws under Letters of Credit), and indemnifications of the Agent that are due and payable under the Credit Documents;

            Then, ratably to the payment of the costs, expenses, reimbursements (other than reimbursement obligations with respect to draws under Letters of Credit), and indemnifications of the Banks that are due and payable under the Credit Documents;

            Then, ratably to the payment of all accrued but unpaid interest and fees due and payable under the Credit Documents and obligations under Interest Hedge Agreements;

            Then, ratably to the payment of all outstanding principal and reimbursement obligations for draws under Letters of Credit due and payable under the Credit Documents;

            Then, ratably to the payment of any other amounts due and owing with respect to the Credit Obligations; and

            Finally, any surplus held by the Agent and remaining after payment in full of all the Credit Obligations and reserve for Credit Obligations not yet due and payable shall be promptly paid over to the Borrower or to whomever may be lawfully entitled to receive such surplus. All applications shall be distributed in accordance with
            Section 2.10(a).

ARTICLE 7.  THE AGENT AND THE ISSUING BANK

      7.1 AUTHORIZATION AND ACTION. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. Statements under the Credit Documents that the Agent may take certain actions, without further qualification, means that the Agent may take such actions with or without the consent of the Banks or the Majority Banks, but where the Credit Documents expressly require the determination of the Banks or the Majority Banks, the Agent shall not take any such action without the prior written consent thereof. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

      7.2 RELIANCE, ETC. Neither the Agent, the Issuing Bank, nor any of their respective Related Parties (for the purposes of this Section 7.2, collectively, the "Indemnified Parties") shall be liable for any action taken or omitted to be taken by any Indemnified Party under or in connection with this Agreement or the other Credit Documents, INCLUDING ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, except for any Indemnified Party's gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent and the Issuing Bank:
(a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Credit Document on the part of the Credit Parties or to inspect the property (including the books and records) of the Credit Parties;
(e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

      7.3 AFFILIATES. With respect to its Commitments, the Advances made by it, its interests in the Letters of Credit, and the Notes issued to it, the Agent and the Issuing Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent and the Issuing Bank in their individual capacity. The Agent, the Issuing Bank, and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, and any Person who may do business with or own securities of any Credit Party, all as if the Agent were not an agent hereunder and the Issuing Bank were not the issuer of Letters of Credit hereunder and without any duty to account therefor to the Banks.

      7.4 BANK CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Initial Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it shall, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      7.5 EXPENSES. To the extent not paid by the Borrower, each Bank severally agrees to pay to the Agent and the Issuing Bank on demand such Bank's ratable share of the following: (a) all reasonable out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and expenses of outside counsel for the Agent and the Issuing Bank with respect to advising the Agent and the Issuing Bank as to their respective rights and responsibilities under this Agreement and the Credit Documents, and (b) all out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preservation or enforcement of the rights of the Agent, the Issuing Bank, and the Banks under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Agent and the Issuing Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

      7.6 INDEMNIFICATION. To the extent not reimbursed by the Borrower, each Bank severally agrees to protect, defend, indemnify, and hold harmless the Agent, the Issuing Bank, and each of their respective Related Parties (for the purposes of this Section 7.6, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, settlements, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

      7.7 SUCCESSOR AGENT AND ISSUING BANK. The Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank with the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Bank shall have been so appointed by the Majority Banks with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Agent or Issuing Bank, then the retiring Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Agent or Issuing Bank, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or Issuing Bank by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from any duties and obligations under this Agreement and the other Credit Documents after such acceptance, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this Article 7 shall inure to such Person's benefit as to any actions taken or omitted to be taken by such Person while such Person was Agent or Issuing Bank under this Agreement and the other Credit Documents.

ARTICLE 8.  MISCELLANEOUS.

      8.1 EXPENSES. The Borrower shall pay on demand of the applicable party specified herein (a) all reasonable out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and expenses of outside counsel for the Agent and the Issuing Bank, but not for each Bank, and (b) all out-of-pocket costs and expenses of the Agent, the Issuing Bank, and each Bank in connection with the preservation or enforcement of their respective rights under this Agreement and the other Credit Documents following any Event of Default, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Agent, the Issuing Bank, and each Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

      8.2   INDEMNIFICATION.

      (a) The Borrower agrees to protect, defend, indemnify, and hold harmless the Agent, the Issuing Bank, each Bank, and each of their respective Related Parties (for the purposes of this Section 8.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, settlements, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified

Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

      (b) Within a reasonable period of time after any Indemnified Party receives actual notice of the assertion of any claim or the commencement of any action, or any threatened claim or action, which is covered by this Section 8.2, such Indemnified Party shall, if indemnification with respect thereof is intended to be sought from the Borrower under this Section 8.2, notify the Borrower of such claim or action; provided that the failure to so notify the Borrower shall not relieve the Borrower from any liability which the Borrower may have to such Indemnified Party hereunder. If any such claim or action shall be brought or threatened against an Indemnified Party by a third party, the Borrower shall be entitled to participate in the defense thereof so long as no Event of Default exists. No consent order or settlement shall be entered into by an Indemnified Party with respect to any such third party claim or action prior to notification of and consultation with the Borrower, so long as no Event of Default exists; provided that the failure to so notify or consult with the Borrower shall not relieve the Borrower from any liability which the Borrower may have to such Indemnified Party hereunder.

      8.3 MODIFICATIONS, WAIVERS, AND CONSENTS. No modification or waiver of any provision of this Agreement or the Notes, nor any consent required under this Agreement or the Notes, shall be effective unless the same shall be in writing and signed by the Agent and Majority Banks and the Borrower, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no modification, waiver, or consent shall, unless in writing and signed by the Agent, all the Banks, and the Borrower do any of the following: (a) waive any of the conditions specified in Section 3.1 or 3.2, (b) increase the Commitments of the Banks, (c) forgive or reduce the amount or rate of any principal, interest, fees, or other amounts payable under the Credit Documents, or postpone or extend the time for payment thereof, (d) release any Guaranty or any material amount of collateral securing the Credit Obligations, or (e) change the percentage of Banks required to take any action under this Agreement, the Notes, or the other Credit Documents, including any amendment of the definition of "Majority Banks" or of this Section 8.3; PROVIDED however that upon any Permitted Sale of Property constituting collateral securing the Credit Obligations, the liens securing such collateral shall be released by the Agent in accordance with
Section 4.05 of the Security Agreements, without requirement for the consent of the Banks. No modification, waiver, or consent shall, unless in writing and signed by the Agent or the Issuing Bank affect the rights or obligations of the Agent or the Issuing Bank, as the case may be, under the Credit Documents. The Agent shall not modify or waive or grant any consent under any other Credit Document if such action would be prohibited under this Section 8.3 with respect to the Credit Agreement or the Notes.

      8.4 SURVIVAL OF AGREEMENTS. All representations, warranties, and covenants of the Borrower in this Agreement and the Credit Documents shall survive the execution of this Agreement and the Credit Documents and any other document or agreement.

      8.5 ASSIGNMENT AND PARTICIPATION. This Agreement and the Credit Documents shall bind and inure to the benefit of the Borrower and their respective successors and assigns and the Agent and the Banks and their respective successors and assigns. The Borrower may not assign its rights or delegate its duties under this Agreement or any Credit Document.

      (a) ASSIGNMENTS. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letters of Credit owned by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) assignments of Commitments shall be made in minimum amounts of $5,000,000 and be made in integral multiples of $1,000,000 and the assigning Bank, if it retains any Commitments, shall maintain at least $5,000,000 in Commitments, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Agent) shall pay to the Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

      (b) TERM OF ASSIGNMENTS. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Initial Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee shall, independently and without reliance upon the Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

      (c) THE REGISTER. The Agent shall maintain at its address referred to in
Section 8.6 a

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
copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

      (d) PROCEDURES. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed in the appropriate form, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if such Bank has retained any Commitment hereunder, a new Note to the order of such Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall be in the appropriate form.

      (e) PARTICIPATION. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letters of Credit, and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, extending the applicable maturity date, or releasing any collateral or guarantor. The Borrower hereby agrees that participants shall have the same rights under Sections 2.6, 2.7, 2.8, 2.9, 2.11 and 8.2 as a Bank to the extent of their respective participation.

      8.6 NOTICE. All notices and other communications under this Agreement and the Notes shall be in writing and mailed by certified mail (return receipt requested), telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in SCHEDULE I or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied or telexed notices shall be effective when transmission is completed or confirmed by telex answerback. Delivered notices shall be effective when delivered by messenger or courier. Notwithstanding the foregoing, notices and communications to the Agent pursuant to Article 2 or 7 shall not be effective until received by the Agent.

      8.7 CHOICE OF LAW. This Agreement and the Notes have been prepared, are being

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
executed and delivered, and are intended to be performed in the State of Texas, and the substantive laws of the State of Texas and the applicable federal laws of the United States shall govern the validity, construction, enforcement, and interpretation of this Agreement and the Notes; provided however, Chapter 346 the Texas Finance Code does not apply to this Agreement or the Notes. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).

      8.8 FORUM SELECTION. THE BORROWER IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF ANY FEDERAL COURT LOCATED IN SUCH STATE IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR ANY TRANSACTIONS RELATED THERETO. THE BORROWER AGREES AND SHALL NOT CONTEST THAT PROPER FORUM AND VENUE FOR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR ANY TRANSACTIONS RELATING THERETO ARE IN THE COURTS OF THE STATE OF TEXAS IN HARRIS COUNTY, TEXAS, AND THE FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE FOREGOING BASED UPON CLAIMS THAT THE FOREGOING COURTS ARE AN INCONVENIENT FORUM.

      8.9 SERVICE OF PROCESS. IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR ANY TRANSACTIONS RELATING THERETO, THE BORROWER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS OR NOTICE AND AGREES THAT SERVICE BY FIRST CLASS MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS FOR NOTICES HEREUNDER, OR ANY OTHER FORM OF SERVICE PROVIDED FOR IN THE TEXAS CIVIL PRACTICE LAW AND RULES THEN IN EFFECT SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE UPON THE BORROWER.

      8.10 WAIVER OF JURY TRIAL. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR ANY TRANSACTIONS RELATING THERETO.

      8.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.

      8.12 CONFIDENTIALITY. Each Bank acknowledges that it shall receive information regarding the Borrower's business operations and financial condition which is not available to the public. Each Bank agrees to maintain the confidentiality of such nonpublic information according to such Bank's standard practices for such nonpublic client information, but such policies including the sharing of such information with auditors, accountants, and legal advisors, and as required by law. Each Bank may share such information with potential participants and assigns of its interests under the Credit Documents if such transferees agree in writing to maintain the confidentiality of such information in the same manner.

      8.13 NO FURTHER AGREEMENTS. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

      EXECUTED as of the date first above written.


                                 BORROWER:

                                 TETRA TECHNOLOGIES, INC.


                                 By: /s/ JAMES R. HALE
                                         James R. Hale
                                         Treasurer


                                 AGENT:

                                 BANK OF AMERICA, N.A., as Agent


                                 By: /s/ CRAIG S. WALL
                                         Craig S. Wall
                                         Senior Vice President

                                 BANKS:

                                 BANK OF AMERICA, N.A.


                                 By: /s/ CRAIG S. WALL
                                         Craig S. Wall
                                         Senior Vice President

                                 Revolving Credit Commitment:   $12,500,000
                                 Term Loan Commitment:          $12,500,000

                                 CHASE BANK OF TEXAS, N.A.


                                 By:
                                 Name:
                                 Title:

                                 Revolving Credit Commitment:   $6,250,000
                                 Term Loan Commitment:          $6,250,000


                                 GUARANTY FEDERAL BANK, F.S.B.


                                 By:
                                 Name:
                                 Title:

                                 Revolving Credit Commitment:   $6,250,000
                                 Term Loan Commitment:          $6,250,000

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
                                 NATIONAL CITY BANK OF KENTUCKY


                                 By:
                                 Name:
                                 Title:

                                 Revolving Credit Commitment:   $10,416,666.67
                                 Term Loan Commitment:          $10,416,666.67

                                 THE BANK OF NOVA SCOTIA


                                 By:
                                 Name:
                                 Title:

                                 Revolving Credit Commitment:   $8,333,333.33
                                 Term Loan Commitment:          $8,333,333.33

                                 COMERICA BANK


                                 By:
                                 Name:
                                 Title:

                                 Revolving Credit Commitment:   $6,250,000
                                 Term Loan Commitment:          $6,250,000

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